                                                                    EXHIBIT 2.01

                          AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of April 10, 2002, among (i) Kinetics Holdings Corporation, a Delaware corporation, ("KHC"), (ii) Kinetics Acquisition Corporation, an Oregon corporation and direct wholly owned subsidiary of KHC ("Merger Sub"), (iii) Kinetics Fluid Systems, Inc., a California corporation and indirect wholly owned subsidiary of KHC ("Fluid Systems"), (iv) Poly Concepts, Inc., an Oregon corporation (the "Company"), and (iv) all of the Company's shareholders ("Company Shareholders"). Capitalized terms not defined elsewhere in this Agreement are defined in Section 7.5.

                                   BACKGROUND

        A. Company is in the business of designing, manufacturing, and repairing high purity products and chemical process equipment from a variety of plastics. In particular, the Company is a leader in the construction of plastic products for cleanroom applications.

        B. KHC, through its affiliates, is the world's leading provider of critical infrastructure for the semiconductor industry.

        C. The Company Shareholders and the Boards of Directors of KHC, Fluid Systems, Merger Sub and the Company have determined that a business combination between Merger Sub and the Company is in the best interests of their respective companies and stockholders and presents an opportunity to achieve long-term strategic and financial benefits. Accordingly, the Company Shareholders and the Boards of Directors of KHC, Merger Sub and the Company have approved the merger of the Company with and into Merger Sub (the "Merger"), under the terms and conditions set forth in this Agreement.

        D. The Boards of Directors of KHC and Merger Sub have determined that, immediately following the Merger, Merger Sub should be merged with and into Fluid Systems (the "Second Step Merger"), after which all business currently conducted by the Company will be conducted as a division of Fluid Systems. The Company and Company Shareholders have been advised of the Second Step Merger and deem it to be in their mutual best interest for Merger Sub to consummate the Second Step Merger with Fluid Systems.

        E. KHC, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

        F. For Federal income tax purposes, the Parties intend the Merger (including the Second Step Merger) to qualify as a reorganization within the meaning of Section 368(a) (1)(A) of the Code, and for this Agreement to constitute a plan of reorganization.

        Therefore, the Parties agree as follows:

                                    ARTICLE I

                                   The Merger

        Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Oregon Business Corporation Act, the Company shall be merged with and into Merger Sub at the Effective Time. Following the Effective Time, Merger Sub shall be the Surviving Corporation and shall succeed to and assume all the rights and obligations of the Company in accordance with the Oregon Business Corporation Act.

        Section 1.2 Closing. The closing of the Merger (the "Closing") will take place on a date to be specified by the Parties (the "Closing Date"), which shall occur no later than ten (10) days after the satisfaction or waiver of all conditions set forth in Article V. The Closing will be held at the offices of Davis Wright Tremaine, LLP, Suite 2300, 1300 SW Fifth Avenue, Portland, Oregon or at such other location as may be agreed upon by the Parties. If the conditions to Closing set forth in Article V have not been satisfied or waived by June 30, 2002, then this Agreement shall lapse and be of no further force or effect other than the Confidentiality Agreement which shall survive the lapse of this Agreement.

        Section 1.3 Effective Time. Subject to the provisions of this Agreement, promptly on the Closing Date, the Parties shall file Articles of Merger, executed in accordance with the relevant provisions of the Oregon Business Corporation Act. The Merger shall become effective on the date and at the time the Articles of Merger are filed with the Oregon Secretary of State, or at such later time as Merger Sub and the Company shall agree and specify in the Articles of Merger.

        Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in Oregon Revised Statutes Section 60.497.

        Section 1.5 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter changed or amended in accordance with applicable law.

        Section 1.6 Board of Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their successors are elected and qualified.

                                   ARTICLE II

              Merger Consideration and Effect of the Merger on the
                  Capital Stock of the Constituent Corporations

        Section 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any shareholder of the Company or Merger Sub:

                2.1.1 Conversion of Company Stock/Merger Consideration. The issued and outstanding shares of Company Stock shall be converted into the right to receive the following

PAGE 2 - AGREEMENT AND PLAN OF MERGER
consideration: (i) nine million dollars ($9,000,000), plus or minus the Working Capital Adjustment, in immediately available funds (the "Cash Consideration");
(ii) two million eight hundred forty-eight thousand, one hundred and one (2,848,101) shares of Series A Preferred (the "Closing Shares"); and (iii) the contingent right to receive six hundred thirty-two thousand nine hundred eleven (632,911) shares of Series A Preferred (the "Escrow Shares") under the terms and conditions of the Escrow Agreement.

               2.1.2 Payment of Merger Consideration. KHC shall pay $9,000,000 of the Cash Consideration at Closing. KHC shall pay the remainder of the Cash Consideration, if any, within thirty (30) days following the preparation and certification of the Opening Balance Sheet, as described in Sections 4.1.8 and
4.2.6 of this Agreement. KHC shall pay all Cash Consideration via wire transfer to the Company Shareholders, according to the Company Shareholders' pro rata ownership of Company Stock, in accordance with wire transfer instructions that shall be provided by Company Shareholders to KHC prior to the Closing Date. At Closing, KHC shall deliver the Closing Shares to Company Shareholders, according to the Company Shareholders' pro rata ownership of Company Stock. At Closing, KHC shall deliver the Escrow Shares to the escrow agent under the Escrow Agreement, to be distributed to the Company Shareholders, if at all, in accordance with the Escrow Agreement.

               2.1.3 Cancellation of Company Stock. At Closing, the Company Shareholders shall deliver their certificates for Company Stock endorsed for cancellation. At the Effective Time, all shares of Company Stock shall automatically be cancelled and retired and shall cease to exist, and the Company Shareholders shall cease to have any rights with respect to the Company Stock.

               2.1.4 Second Step Merger. Immediately after the Effective Time, KHC shall contribute all of the stock of the Surviving Corporation to its wholly owned subsidiary Kinetics Group, Inc. Thereafter, in accordance with the Oregon Business Corporation Act and the California Corporations Code, the Surviving Corporation shall be merged with and into Fluid Systems. Following this Second Step Merger, Fluid Systems shall survive and shall succeed to and assume all the rights and obligations of the Surviving Corporation in accordance with the California Corporations Code and shall thereafter be the Surviving Corporation under this Agreement.

               2.1.5 Capital Stock of Merger Sub. Following the Second Step Merger, each issued and outstanding share of capital stock of Merger Sub shall automatically be cancelled and retired and shall cease to exist. At such time, all shares of capital stock of Fluid Systems shall continue to be held by its direct parent, Kinetics Group, Inc., a Delaware corporation that is a direct, wholly owned subsidiary of KHC.

               2.1.6 Options and Warrants. At the Effective Time, all stock option plans of the Company and all outstanding options, warrants and other instruments convertible into capital stock of the Company, if any, shall terminate and be of no further force or effect.

                2.1.7 Anti-Dilution Provisions. If KHC changes the number of shares of Series A Preferred issued and outstanding (from those represented in Section 3.2.2.1) prior to the Effective Time as a result of a Recapitalization Event and the effective date of the

PAGE 3 - AGREEMENT AND PLAN OF MERGER

Recapitalization Event is prior to the Effective Time, the number of Shares issued shall be proportionately adjusted to reflect the Recapitalization Event.

        Section 2.2 Working Capital Adjustment. If, at Closing, the Net Working Capital is more than $3,750,000, then the Cash Consideration shall be increased by the difference between the Net Working Capital and $3,750,000, up to a maximum increase of $100,000. If, at Closing, the Net Working Capital is less than $3,750,000, then the Cash Consideration shall be decreased by the difference between $3,750,000 and the Net Working Capital. If the calculations described in this Section result in a decrease in the Cash Consideration, then Company Shareholders shall pay the amount of the Working Capital Adjustment to KHC within thirty (30) days after the preparation and certification of the Opening Balance Sheet, as described in Sections 4.1.8 and 4.2.6 of this Agreement.

                                   ARTICLE III

                         Representations and Warranties

        Section 3.1 Representations and Warranties of the Company. Except as set forth on the disclosure schedules to be delivered by the Company to KHC within five business days after the date of this Agreement, which shall be incorporated into this Agreement and labeled according to the particular subsection of this Agreement requiring such disclosure or to which exception is being taken, the Company and the Company Shareholders represent and warrant to KHC and Merger Sub that the following statements are true and correct as of the date of this
Agreement:

                3.1.1 Organization, Standing and Corporate Power. The Company is a corporation duly organized and validly existing under the laws of the state of Oregon, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary except where the failure to so qualify will not have a material adverse effect on its business or operation. The Company has delivered to KHC prior to the execution of this Agreement complete and correct copies of its Articles of Incorporation and Bylaws, as currently in effect.

                3.1.2 Subsidiaries. The Company does not (i) have any Subsidiaries, (ii) own or control any other Person (other than control of employees of the Company), (iii) have any other direct or indirect equity investment in any other Person (other than investment of the Company's Net Working Capital in financial products and investments) or (iv) have any right to acquire any Subsidiary or ownership interest in any other Person.

                3.1.3 Capital Structure. The authorized capital stock of the Company consists of 500 shares of Company Stock, of which 420 shares are issued and outstanding. All outstanding shares of Company Stock are duly authorized, validly issued, fully paid, non-assessable and are subject to preemptive rights. The execution and delivery of this Agreement by the Company Shareholders constitutes a full and complete waiver of such preemptive rights. Each offer and sale of Company Stock has been in compliance with federal or state securities laws. There are (i)

PAGE 4 - AGREEMENT AND PLAN OF MERGER
no other shares of capital stock, or other securities of the Company issued,
(ii) no rights to receive shares of capital stock; (iii) no stock appreciation rights or other similar rights; and (iv) no securities of the Company convertible into or exchangeable or exercisable for shares of capital stock. The Company is not obligated to repurchase, redeem or otherwise acquire any Company Stock or to issue, deliver or sell any securities. The Company is not a party to any voting agreement with respect to the voting of the Company Stock. Schedule
3.1.3 sets forth the name and the address of each Company Shareholder and the number of Company Stock shares held by each.

                3.1.4 Authority; Noncontravention.

                      3.1.4.1 The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other Parties, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy and insolvency laws or by equitable principles.

                      3.1.4.2 The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration under, result in any loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under: (i) the Articles of Incorporation or Bylaws of the Company; (ii) any material loan or credit agreement (except those being paid in full at Closing), note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to the Company or its properties or assets; or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity applicable to the Company or its properties or assets.

                      3.1.4.3 Except as set forth in Schedule 3.1.4.3 and consents from transferred employees as provided in Section 4.2.5, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for the filing of the Articles of Merger with the Oregon Secretary of State to reflect the Merger, and the filing of Articles of Merger with the Oregon Secretary of State and the California Secretary of State to reflect the Second Step Merger.

               3.1.5 Undisclosed Liabilities. The financial statements of the Company as of and for each of the three years ended December 31, 1999, December 31, 2000, and December 31, 2001, have been delivered to KHC and (i) comply as to form, as of their respective dates, in all material respects with applicable accounting requirements of the Financial Accounting Standards Board; (ii) have been prepared in accordance with GAAP (except, in the case of

PAGE 5 - AGREEMENT AND PLAN OF MERGER
unaudited statements, as to the absence of footnotes and except for normal and non-material year end adjustments and other non-material adjustments permitted by GAAP); and (iii) fairly present in all material respects the financial position of the Company as of the dates thereof and the results of Company and cash flows for the periods then ended. Except as set forth in such financial statements, there are no material liabilities or obligations of the Company, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise that are disclosable under GAAP or under any applicable FASB standards, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such liability or obligation other than usual and customary warranty claims that arise in the ordinary course of business.

               3.1.6 Absence of Certain Changes or Events. Except for (i) liabilities incurred in connection with this Agreement, including any income or other tax liabilities of the Company arising from or relating to the transactions described in Articles I and II, (ii) liabilities disclosed in the December 31, 2001, financial statements of the Company and (iii) liabilities disclosed in the Company Balance Sheet, since the date of the Company Balance Sheet, the Company has conducted its business only in the ordinary course consistent with past practice, and there has not been:

                     3.1.6.1 To the Knowledge of the Company, any material adverse change in the operations, financial condition, assets, liabilities, commercial relationships or business or prospects of the Company or its business;

                     3.1.6.2 any capital commitments by the Company for additions to property, plant or equipment of the Company in excess of $50,000;

                     3.1.6.3 any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock (except to the extent reflected by a reduction of the Net Working Capital);

                     3.1.6.4 any Recapitalization Event with regard to any of the Company's capital stock, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock;

                     3.1.6.5 except as otherwise permitted in this Agreement, any increase in compensation, bonus or other benefits; any granting of severance or termination pay; or any amendments of any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any current or former director, executive officer or employee;

                     3.1.6.6 any material damage, destruction or loss of Company assets;

                     3.1.6.7 any material changes in the manner in which the Company extends discounts or credits to its customers or otherwise deals with its customers;

                     3.1.6.8 any material charitable contributions or any material commitments for charitable contributions;

PAGE 6 - AGREEMENT AND PLAN OF MERGER

                     3.1.6.9 any redemption or repurchase of any shares of the Company Stock;

                     3.1.6.10 any material partial or total write-offs as uncollectible of any accounts receivable or notes receivable of the Company;

                     3.1.6.11 any change in accounting methods, principles or practices by the Company materially affecting its reported financial condition or results of operation;

                     3.1.6.12 any material cancellation or termination of any insurance policy maintained by or for the benefit of the Company; or

                     3.1.6.13 any tax election that individually or in the aggregate is reasonably likely to have a material adverse effect on the tax liability or tax attributes of the Company or any settlement or compromise of any material tax liability.

               3.1.7 Litigation. There is no suit, action or proceeding pending or to the Knowledge of the Company threatened against or affecting the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company.

               3.1.8 Compliance with Applicable Laws. The Company and its employees hold all permits, licenses, variances, exemptions, orders, registrations, consents, franchises and approvals of all Governmental Entities, which are necessary for the operation of the business of the Company and the absence of which, individually or in the aggregate, is reasonably likely to have a material adverse effect on the Company. The Company is in compliance with the terms of all such permits, and neither the Merger nor the Second Step Merger will cause the revocation or cancellation of any such permit. The Company is in compliance with all material applicable statutes, laws, ordinances, rules and regulations. There is not pending or, to the Knowledge of the Company, threatened any action, demand, requirement or investigation by any Governmental Entity or any other Person, in each case with respect to the Company or any of its properties.

               3.1.9 Contracts. Each Material Contract is valid, binding and in full force and effect, except as such enforcement may be limited by bankruptcy and insolvency laws or by equitable principles, and has been made available to KHC. The Company is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract.
Schedule 3.1.9 contains a complete list of all Material Contracts through March 31, 2002. The Company is not a party to or bound by any non-competition agreement or any other similar agreement or obligation, which purports to limit in any material respect the manner in which, or the localities in which, any portion of the business of the Company, is or may be conducted. To the Knowledge of the Company, no party to any Material Contract is in breach and no event or condition of default has occurred, with respect to any Material Contract.

               3.1.10 Absence of Changes in Benefit Plans. Schedule 3.1.10 lists all severance agreements and all written employment agreements to which the Company is a party. The Company is not a party to any other employment agreements other than at-will agreements that arise by operation of law. Since the date of the Company Balance Sheet, the Company has not

PAGE 7 - AGREEMENT AND PLAN OF MERGER
adopted or amended, in any material respect, any Company Benefit Plan. The Company has never maintained any Company Benefit Plan which has been subject to Title IV of ERISA (including, but not limited to, any defined benefit pension plan, or Multiemployer plan within the meaning of Section 3(37) of ERISA nor has the Company ever maintained a Company Benefit Plan that is a self-insured health plan or a nonqualified retirement plan. Schedule 3.1.10 lists all Company Benefit Plans.

                      3.1.10.1 All Company Benefit Plans intended to be qualified under Section 401(a) of the Code have been approved in the manner required by applicable laws and to the Knowledge of the Company no event has occurred since the date of approval, and there exists no condition or set of circumstances, in connection with which the Company could reasonably be subject to any liability under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other applicable law.

                      3.1.10.2 Each Company Benefit Plan has been administered, in all material respects, in accordance with its terms. The Company and all the Company Benefit Plans are in compliance, in all material respects, with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements. There are no pending or, to the Knowledge of the Company, threatened lawsuits, claims, grievances, investigations or audits of any Company Benefit Plan.

                      3.1.10.3 No employee of the Company who continues to be employed by the Surviving Division will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Company Benefit Plan as a result of the transactions contemplated by this Agreement.

                      3.1.10.4 No Company Benefit Plan provides, or has ever provided, medical, health, life insurance or other welfare-type benefits for current or future retired or terminated employees, except for limited continuation medical benefit coverage required under Code Section 4980B or applicable state law.

               3.1.11 Taxes.

                      3.1.11.1 The Company has filed all Returns required to be filed by it, or requests for extensions to file have been granted and have not expired. All such Returns are complete and correct in all material respects. The Company has paid or caused to be paid all Taxes shown as due on such Returns or on subsequent assessments with respect thereto, and no other Taxes are payable by the Company with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement, except for Taxes for which an adequate reserve has been established. The Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no Liens on any of the assets of the Company with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established. The

PAGE 8 - AGREEMENT AND PLAN OF MERGER
most recent financial statements reflect an adequate reserve for all Taxes payable by the Company (under the shared presumption that no Company Taxes will arise from the transactions described in Articles I and II hereof).

                      3.1.11.2 The Returns of the Company have never been audited by a Governmental Entity, nor is any such audit in process, pending or to the Knowledge of the Company threatened. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Company.

                      3.1.11.3 The Company is not (nor has it ever been) a party to any tax sharing agreement and the Company has not assumed the liability of any other person under contract.

                      3.1.11.4 The Company has not, in contemplation of the Merger, distributed or allowed the Company Shareholders to retain any assets of the Company that would otherwise be transferred pursuant to the terms of this Agreement. The Company is, by virtue of the Merger, transferring by operation of law all of its assets to Merger Sub. Neither the Company nor the Company Shareholders have taken or agreed to take any action or know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger and Second Step Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                      3.1.11.5 The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement; or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

                      3.1.11.6 The Company is not nor has it ever been a "United States real property holding company" within the meaning of Section 897(c)(2) of the Code at any time during the five year period ending at the Effective Time.

               3.1.12 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

               3.1.13 Intellectual Property.

                      3.1.13.1 The Company owns, or has a valid license or other right to use all Intellectual Property Rights. To the Knowledge of the Company, the Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights or other proprietary information of any other Person. The Company has not received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or other conflict (including, but not limited to, any claim that the Company must license or refrain from using any Intellectual Property Rights or proprietary information of any other Person) which has not been settled or otherwise fully

PAGE 9 - AGREEMENT AND PLAN OF MERGER
resolved. To the Company's Knowledge, no other Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights.

                      3.1.13.2 Set forth in Schedule 3.1.13 is a list of all contracts, agreements, obligations, commitments, arrangements, understandings and instruments that limit or restrict the Company's use of the Intellectual Property Rights. Fluid System's use of the Intellectual Property Rights following the Second Step Merger will not interfere with, infringe upon, misappropriate or otherwise come into conflict with the intellectual property rights of any other Person.

               3.1.14 Personal and Real Property. The Company leases all of the real property and owns all personal property used in the operation of the Company's business, free and clear of all Liens, except as set forth in Schedule
3.1.14. Each lease listed in Schedule 3.1.14 is in full force and effect, and the Company is not in material default under any of such lease, nor has any event occurred which, with the giving of notice or the lapse of time, or both, would constitute a default under any such lease by the Company. The Company has furnished to KHC a true and complete copy of all such leases.

               3.1.15 Labor and Employment Matters. The Company is in compliance with all Federal, state and local requirements regarding employment. The Company is not a party to any collective bargaining or other labor union contract applicable to Persons employed by the Company and no collective bargaining agreement is being negotiated by the Company. There is no labor dispute, strike or work stoppage against the Company pending or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, none of the Company or any of its representatives or employees has committed any unfair labor practice in connection with the operation of the business of the Company, and to the Knowledge of the Company there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Entity. Subject to the provisions of Section 3.1.10 and the matters set forth on
Schedule 3.1.10, there are no contracts or agreements of the Company which provide for or guaranty any employee of the Company a specific term of employment.

               3.1.16 Environmental Laws. The Company has not, within or outside the ordinary course of its business, generated, manufactured, refined, transported, treated, stored, handled, or disposed of any Hazardous Waste other than in accordance with applicable Environmental Laws. The Company has not received a citation, directive, letter, notice of violation, or other communication from any Person or Governmental Entity alleging or concerning the presence of any Hazardous Waste on any property owned or leased by the Company or alleging or concerning the Company's actual or potential liability under any applicable Environmental Laws. The Company has obtained all permits and licenses of Governmental Entities and has caused all notifications to be made as required by applicable Environmental Laws. No action has been commenced or, to the Knowledge of the Company, threatened regarding the Company's compliance with or liability under any applicable Environmental Laws. The Company has provided true and complete copies of all environmental reports and studies conducted by the Company with respect to any real property owned or leased by the Company. To the Knowledge of the Company, there are no other environmental reports or studies with respect to any such properties.

PAGE 10 - AGREEMENT AND PLAN OF MERGER

               3.1.17 Foreign Corrupt Practices Act. The Company has not taken any action that is or could be deemed to be a violation of the Foreign Corrupt Practices Act of the United States of America (15 U.S.C. Section 78dd) and any successor legislation or statute thereto. Neither the Company, nor, to the Knowledge of the Company, any of its officers, directors, employees, managers, shareholders, members, agents or representatives has offered, given, paid, authorized the payment of, or promised, directly or indirectly, any money, gift, promise or other thing of value to a foreign official (or to any other Person while knowing it will be offered, given or promised to a foreign official) for the purpose of influencing any act or decision of any such Person acting in his or her official capacity or inducing the Person to do or omit to do any action in violation of his or her lawful duty, inducing such Person to use his or her influence with any government to affect or influence any act or decision of such government or instrumentality, in order to assist the Company to obtain or retain business for or with, or in directing business to, any Person.

               3.1.18 Insurance. All insurance policies and bonds and self-insurance arrangements currently in force relating to the Company have been made available to KHC. The Company has attached to Schedule 3.1.18 the insurance certificates or letters of coverage evidencing its insurance coverage. All such insurance policies are in full force and effect and all premiums with respect thereto covering all periods up to the date of this Agreement have been paid. No notice of cancellation or termination has been received with respect to any such policy. The insurance policies covering the Company are sufficient for compliance with all requirements of law and all agreements to which the Company is a party or by which the Company is bound.

               3.1.19 Accounts Receivable. The accounts and notes receivable reflected on the Company Balance Sheet arose from bona fide transactions in the ordinary course of business. The materials or services giving rise to such receivables have been provided to the account or note obligor, and, to the Knowledge of the Company, such receivables constitute valid and enforceable claims except as such enforcement may be limited by bankruptcy and insolvency laws or by equitable principles. Such receivables are, to the Knowledge of the Company, collectible at their full face amount less the reserve for uncollectibility as set forth on the Company Balance Sheet. To the Knowledge of the Company, there are no material disputes regarding the collectibility of any such receivables.

               3.1.20 Projections. The Company's revenue projections ("Projections"), which are set forth in Schedule 3.1.20 and dated no earlier than seven days prior to the date of this Agreement, were prepared in good faith by the Company.

               3.1.21 Corporate Documents, Books and Records. The minute books of the Company contain complete and accurate records of all meetings and consents in lieu of meetings of the Board (and its committees) and stockholders of the Company since incorporation. The books and records of the Company accurately reflect the transactions to which the Company is a party or by which its properties are subject or bound, and such books and records have been properly kept and maintained in all material respects.

               3.1.22 Accounts. Schedule 3.1.22 contains a complete list of all of the bank accounts, safe deposit boxes, brokerage accounts and other institutional accounts of the Company with a list of signatories thereto.

PAGE 11 - AGREEMENT AND PLAN OF MERGER

               3.1.23 Investment Representations. The Company Shareholders understand that KHC will issue the Shares to the Company Shareholders in reliance upon each Company Shareholder's representation that he or she is acquiring the Shares for investment, for his or her own account, not as a nominee or agent, and not with a view to the resale or distribution. Each Company Shareholder acknowledges that he or she can bear the economic risk of his or her investment and has such knowledge and experience in financial or business matters to be capable of evaluating the merits and risks of the investment in the Shares. Each Company Shareholder understands that the Shares are characterized as "restricted securities" under the Securities Act because they are being acquired from KHC in a transaction not involving a public offering and may be resold without registration under the Securities Act only in certain limited circumstances. The Company Shareholders understand that no public market exists for the Shares and that there is no assurance that a public market will ever exist for the Shares.

               3.1.24 Disclosure. The Company and the Company Shareholders have exercised due diligence in determining whether to enter into this Agreement and the transactions contemplated by this Agreement. The Company Shareholders have been afforded an opportunity to ask questions of, and receive answers from, the management of KHC. The Company Shareholders have been provided with certain requested documents and other information responsive to their inquiries about KHC and Merger Sub, and after a thorough review of such documents and information as have been provided, each Company Shareholder has determined that the Shares are an appropriate investment in light of his or her individual financial circumstances and investment goals. Each Company Shareholder has also determined that the Merger and Second Step Merger are in the best interests of the Company.

               3.1.25 Legends. The Company Shareholders understand that the certificates evidencing the Shares will bear the following legends:

                      3.1.25.1 "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF UNTIL THE HOLDER HEREOF PROVIDES EVIDENCE REASONABLY SATISFACTORY TO THE ISSUER (WHICH, IN THE DISCRETION OF THE ISSUER, MAY INCLUDE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE SECURITIES LAWS."

                      3.1.25.2 "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE AMENDED AND RESTATED SHAREHOLDERS AGREEMENT OF THE ISSUER DATED AS OF DECEMBER 14, 2001, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, PURSUANT TO THE TERMS OF WHICH THE TRANSFER OF SUCH SECURITIES IS RESTRICTED. SUCH AGREEMENT ALSO PROVIDES FOR VARIOUS OTHER LIMITATIONS AND OBLIGATIONS, AND ALL OF THE TERMS THEREOF ARE INCORPORATED BY REFERENCE HEREIN. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST. A STATEMENT CONCERNING THE RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF THE ISSUER'S

PAGE 12 - AGREEMENT AND PLAN OF MERGER

PREFERRED AND COMMON STOCK MAY BE OBTAINED WITHOUT CHARGE AT THE OFFICES OF THE ISSUER."

               3.1.26 Residency. For purposes of application of federal and state securities law, the Company Shareholders are residents of the State of Oregon.

               3.1.27 Reorganization Representations and Warranties.

                      3.1.27.1 Dissenter Payments. The Company will pay its own dissenting shareholders, if any, the value of such shareholders' stock out of its own funds to the extent available. The Company acknowledges that no funds will be supplied for that purpose, directly or indirectly, by Merger Sub, Fluid Systems or KHC, nor will Merger Sub, Fluid Systems or KHC directly or indirectly reimburse the Company for any payments to dissenters.

                      3.1.27.2 Intercorporate Indebtedness. There is no intercorporate indebtedness existing between the Company and KHC or any of its Affiliates that was issued, acquired or will be settled at a discount. The Company acknowledges that KHC will not assume any liabilities of the Company or any Company Shareholder in connection with the Merger.

                      3.1.27.3 No KHC Ownership. Neither KHC not its Affiliates own, nor have they owned during the past five years, directly or indirectly, any shares of stock of the Company or rights to acquire such stock.

                      3.1.27.4 Fairness of Transaction. The fair market value of the assets of the Company transferred to Merger Sub will equal or exceed the sum of the liabilities assumed by Merger Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

                      3.1.27.5 Arm's Length Negotiation. The Merger is being undertaken for substantial business purposes and not for the purpose of tax avoidance, and the terms of the Merger are the product of arm's-length negotiations.

                      3.1.27.6 Intent to Reorganize. Prior to, at and with respect only to the Company Shareholders, after the Effective Time of the Merger, the Company and Company Shareholders shall, for all applicable tax purposes, report the Merger in a manner consistent with their intention and take (or, as applicable, refrain from taking) all other actions reasonably necessary to ensure that the Merger qualifies as a reorganization under Section 368 of the Code.

               3.1.28 Accuracy and Completeness of Representations and Warranties. No representation or warranty by the Company or Company Shareholders contained in this Agreement, nor any statement or certificate furnished by the Company or the Company Shareholders to KHC, Merger Sub or their representatives, contains any untrue statement of a material fact, or omits to state any material fact required to make the representation, warranty, statement or certificate not misleading.

               3.1.29 Disclaimer of other Representations and Warranties. Except as expressly set forth above, neither the Company nor the Company Shareholders make any representation or warranty, express or implied, at law or in equity, in respect of Company, or any of its assets, liabilities or operations, including, without limitation, with respect to: (i) merchantability or

PAGE 13 - AGREEMENT AND PLAN OF MERGER
fitness for any particular purpose; (ii) any and all present and future market conditions that may affect the Company, including industry changes, changes in customer demand, changes in the demand for products into which the products marketed by the Company are incorporated, changes in strategic alliances that may impact sales and any other such market conditions; (iii) activities of the present or future competitors of Company to emulate, reverse engineer or otherwise capitalize upon the products marketed by Company (with KHC and Merger Sub acknowledging that the products marketed by the Company are not protected by patents, licenses or other Intellectual Property Rights) or (iv) whether the Merger and Second Step Merger will qualify as a reorganization pursuant to
Section 368(a)(1)(A) of the Code. The Company Shareholders shall have no liability to the Company, KHC or Merger Sub for any corporate income tax arising from or in relation to the transactions described in Article I and Article II and more specifically, the failure of the transaction to qualify as reorganization under Section 368(a) of the Code.

        Section 3.2 Representations and Warranties of KHC, Merger Sub and Fluid Systems. Except as set forth on the disclosure schedules delivered by KHC to the Company within five business days after the date of this Agreement, which shall be incorporated into this Agreement and labeled according to the particular subsection of this Agreement requiring such disclosure or to which exception is being taken, KHC, Merger Sub and Fluid Systems represent and warrant to the Company and Company Shareholders that the following statements are true and correct as of the date of this Agreement:

                3.2.1 Organization, Standing and Corporate Power. Each of KHC, Merger Sub and Fluid Systems is a corporation duly organized and validly existing under the laws of the jurisdiction in which it is incorporated, and has all requisite corporate power and authority to carry on its business as now being conducted. Each of KHC, Merger Sub and Fluid Systems is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to so qualify will not have a material adverse effect on its business or operation. KHC has made available to the Company prior to the execution of this Agreement complete and correct copies of the Articles of Incorporation (or Certificate of Incorporation) and Bylaws of Merger Sub, Fluid Systems and KHC, in each case as amended to date.

                3.2.2 Capital Structure.

                      3.2.2.1 The authorized capital stock of KHC consists of 250,000,000 shares of $0.01 par value common stock (the "KHC Common Stock"), of which 93,664,508 are issued and outstanding; and 50,000,000 shares of $0.01 par value preferred stock, of which 25,350,000 are designated as Series A Preferred, of which 19,706,698 are issued and outstanding. All outstanding shares of KHC Common and Series A Preferred have BEEN, and all shares of Series A Preferred to be issued in exchange for Company Stock in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Assuming the truth and accuracy of the representations and warranties made to KHC by its investors, each offer and sale of KHC securities has been made in compliance with federal and state securities laws.

PAGE 14 - AGREEMENT AND PLAN OF MERGER

                     3.2.2.2 54,875,573 shares of KHC Common Stock are reserved for issuance under outstanding warrants, options and convertible securities. Except for such warrants, options and convertible securities, there are (i) no other shares of capital stock, or other securities of KHC issued or reserved for issuance, (ii) no rights to receive shares of capital stock; (iii) no stock appreciation rights or other similar rights; and (iv) no securities of KHC convertible into or exchangeable or exercisable for shares of capital stock. KHC has not issued any options to purchase KHC Common Stock that are exercisable at a price lower than $3.00 per share.

                     3.2.2.3 The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, of which 1,000 shares are issued and outstanding. KHC owns all such shares.

                     3.2.2.4 The authorized capital stock of Fluid Systems consists of 1,000,000 shares of common stock, of which 100,000 shares are issued and outstanding. Kinetics Group, Inc., a Delaware corporation and direct wholly owned subsidiary of KHC, owns all such shares.

               3.2.3 Securities Exemption. Based on the truth and accuracy of the representations and warranties of the Company Shareholders, the issuance of the Shares qualifies for an exemption from the registration requirements under the Securities Act and applicable state securities laws.

               3.2.4 Authority; Noncontravention.

                     3.2.4.1 Each of KHC, Merger Sub and Fluid Systems has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by KHC, Merger Sub and Fluid Systems and the consummation by KHC, Merger Sub and Fluid Systems of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of KHC, Merger Sub and Fluid Systems, including without limitation, all requisite votes and approvals by those holders of the Series A Preferred and KHC Common Stock (and any other equity securities) entitled to vote on or approve the issuance of the Series A Preferred (including the Shares), all of whom have waived any applicable preemptive rights. This Agreement has been duly executed and delivered by KHC, Merger Sub and Fluid Systems, and assuming the due authorization, execution and delivery by the Company and each of the other Parties, constitutes a legal, valid and binding obligation of KHC, Merger Sub and Fluid Systems, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by bankruptcy and insolvency laws or by equitable principles.

                     3.2.4.2 The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration under, result in any loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of KHC, Merger Sub or Fluid Systems under: (i) the Articles of Incorporation or Bylaws of KHC, Merger Sub or Fluid Systems; (ii) any shareholder agreement, investors' right agreement, subscription agreement, or the terms of any warrant or option to

PAGE 15 - AGREEMENT AND PLAN OF MERGER
acquire equity securities of KHC, Merger Sub or Fluid Systems; (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to KHC, Merger Sub or Fluid Systems or their properties or assets; or
(iii) any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity applicable to KHC, Merger Sub or Fluid Systems or their properties or assets.

                     3.2.4.3 No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger, the Second Step Merger or the other transactions contemplated by this Agreement, except for (a) the filing of the Articles of Merger with the Oregon Secretary of State to reflect the Merger, (b) the filing of appropriate tax clearance documents with the Secretary of State of California, (c) the filing of Articles of Merger with the Oregon Secretary of State and California Secretary of State to reflect the Second Step Merger, and
(d) applicable securities exemption filings.

               3.2.5 Undisclosed Liabilities. The KHC Financial Statements have been delivered to the Company Shareholders and (i) comply as to form, as of their respective dates, in all material respects with applicable accounting requirements of the Financial Accounting Standards Board; (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as to the absence of footnotes and except for normal and non-material year end adjustments and other non-material adjustments permitted by GAAP); and (iii) fairly present in all material respects the financial position of KHC and its consolidated affiliates as of the dates thereof and the results of KHC and its consolidated affiliates and cash flows for the periods then ended. To the Knowledge of KHC, neither KHC nor its consolidated affiliates has committed any unfair labor practice in connection with the operation of the business of KHC and its consolidated affiliates, and to the Knowledge of the KHC, there is no charge or complaint against KHC and its consolidated affiliates by the National Labor Relations Board or any comparable Governmental Entity.

               3.2.6 Litigation. Except as disclosed in Schedule 3.2.6, there is no material suit, action or proceeding pending or, to the Knowledge of KHC, threatened against or affecting KHC or its Affiliates, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against KHC or its Affiliates that has not been fulfilled. The reports of KHC's counsel in Schedule 3.2.6 represents KHC's good faith appraisal of each matter disclosed.

               3.2.7 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, has incurred no obligations or liabilities directly or indirectly, and has conducted its operations only as contemplated by this Agreement.

               3.2.8 Intent to Continue Company Operations. KHC, Merger Sub and Fluid Systems are entering into this Agreement with the purpose and intention of acquiring, by operation of law, all assets of the Company via the Merger. Following the Second Step Merger, Fluid Systems intends to hold such assets for the purpose of continuing the entire business

PAGE 16 - AGREEMENT AND PLAN OF MERGER
enterprise of the Company as a division of Fluid Systems. Fluid Systems has no present intention or plan to distribute or otherwise transfer any such assets.

               3.2.9 Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement, and liabilities disclosed in the KHC Financial Statements, since the date of the KHC Financial Statements, KHC and its affiliates have conducted their business only in the ordinary course consistent with past practice, and there has not been:

                     3.2.9.1 any material adverse change in the operations, financial condition, assets, liabilities, commercial relationships or business or prospects of the Company or its business;

                     3.2.9.2 any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of KHC's capital stock;

                     3.2.9.3 any Recapitalization Event with regard to any of KHC's capital stock, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of KHC's capital stock;

                     3.2.9.4 any increase in compensation, bonus or other benefits; any granting of severance or termination pay; or any amendments of any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any current or former director or executive officer;

                     3.2.9.5 any material damage, destruction or loss of the assets of KHC or its Affiliates;

                     3.2.9.6 any material changes in the manner in which KHC or its Affiliates extends discounts or credits to their customers or otherwise deals with their customers;

                     3.2.9.7 any redemption or repurchase of any shares of KHC securities;

                     3.2.9.8 any material partial or total write-offs as uncollectible any accounts receivable or notes receivable of KHC or its Affiliates;

                     3.2.9.9 any change in accounting methods, principles or practices by KHC materially affecting its reported financial condition or results of operations;

                     3.2.9.10 any material cancellation or termination of any insurance policy maintained by or for the benefit of KHC or its Affiliates; or

                     3.2.9.11 any tax election that individually or in the aggregate is reasonably likely to have a material adverse effect on the tax liability or tax attributes of KHC or its Affiliate or any settlement or compromise of any material tax liability.

              3.2.10 Absence of Changes in Benefit Plans. Schedule 3.2.10 lists all severance agreements and all written employment agreements to which KHC or any Affiliate is a party. Neither KHC nor any Affiliate is a party to any other employment agreements other than at-will

PAGE 17 - AGREEMENT AND PLAN OF MERGER
agreements that arise by operation of law. Since the date of the KHC Financial Statements, neither KHC nor any Affiliate has adopted or amended, in any material respect, any KHC Benefit Plan. Schedule 3.2.10 lists all KHC Benefit Plans.

                      3.2.10.1 All KHC Benefit Plans intended to be qualified under Section 401(a) of the Code have been approved in the manner required by applicable laws and to the Knowledge of the Company no event has occurred since the date of approval, and there exists no condition or set of circumstances, in connection with which the Company could be subject to any liability under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other applicable law.

                      3.2.10.2 Each KHC Benefit Plan has been administered, in all material respects, in accordance with its terms. KHC and its Affiliates and all KHC Benefit Plans are in compliance, in all material respects, with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements. There are no pending or, to the Knowledge of KHC, threatened lawsuits, claims, grievances, investigations or audits of any KHC Benefit Plan.

                      3.2.10.3 Neither KHC nor any Affiliate has any liability under any KHC Benefit Plan that provides, or has ever provided, medical, health, life insurance or other welfare-type benefits for current or future retired or terminated employees (other than limited continuation medical benefit coverage required under Code Section 4980B or applicable state law), except as disclosed in the KHC Financial Statements.

               3.2.11 Taxes. KHC and its Affiliates have filed all Returns required to be filed by them, or extensions to file have been granted and have not expired. All such Returns are complete and correct in all material respects. KHC and its Affiliates have paid or cause to be paid all Taxes shown as due on such Returns or on subsequent assessments with respect thereto, and no other Taxes are payable by KHC or any Affiliate with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement, except for Taxes for which an adequate reserve has been established. KHC and its Affiliates have withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no material Liens on any of the assets of KHC or any Affiliate with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that KHC or an Affiliate is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established. The KHC Financial Statements reflect an adequate reserve for all Taxes payable by KHC and its Affiliates (under the shared presumption that no Company income taxes will arise from the transactions described in Articles I and II hereof).

                      3.2.11.1 Except as disclosed in Schedule 3.2.11, the Returns of KHC and its Affiliates have never been audited by a Governmental Entity, nor is any such audit in process, pending or to the Knowledge of the Company threatened. No deficiencies for any Taxes have been proposed, asserted or assessed against KHC or any Affiliate. No waiver or

PAGE 18 - AGREEMENT AND PLAN OF MERGER
extension of any statute of limitations is in effect with respect to Taxes or Returns of KHC or any Affiliate.

                      3.2.11.2 Neither KHC nor any Affiliate is (or ever has been) a party to any tax sharing agreement and neither KHC nor any Affiliate has assumed the tax liability of any other person under contract.

               3.2.12 Intellectual Property. KHC or its Affiliates own, or have a valid license or other rights to use all Intellectual Property Rights material to their businesses. To the Knowledge of KHC, neither KHC nor any Affiliate has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights or other proprietary information of any other Person. Neither KHC nor any Affiliate has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or other conflict (including, but not limited to, any claim that KHC or any Affiliate must license or refrain from using any Intellectual Property Rights or proprietary information of any other Person) which has not been settled or otherwise fully resolved. To KHC's Knowledge, no other Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights.

               3.2.13 Leases. Each material lease is listed in Schedule 3.1.13 and is in full force and effect, and neither KHC nor any Affiliate is in default under any of such lease, nor has nay event occurred which, with the giving of notice or the lapse of time, would constitute a default under any such lease by KHC or any Affiliate.

               3.2.14 Labor and Employment Matters. KHC and all Affiliates are in compliance with all Federal, state and local requirements regarding employment. Schedule 3.2.14 lists all collective bargaining or other labor union contracts applicable to Persons employed by KHC and its Affiliates and no additional collective bargaining agreements are being negotiated by KHC or any Affiliate. There is no labor dispute, boycott, strike or work stoppage against KHC pending or, to the Knowledge of KHC, threatened. To the Knowledge of KHC, none of KHC, any Affiliate or any of their representatives or employees has committed any unfair labor practice in connection with the operation of the business of KHC or any Affiliate, and to the Knowledge of KHC there is no charge or complaint against KHC or any Affiliate by the National Labor Relations Board or any comparable Governmental Entity.

               3.2.15 Corporate Documents, Books and Records. The minute books of KHC contain complete and accurate records of all meetings and consents in lieu of meetings of the Board (and its committees) and stockholders of KHC since incorporation. The books and records of KHC accurately reflect the transactions to which KHC is a party or by which its properties are subject or bound, books and records have been property kept and maintained in all material respects, and complete and accurate copies thereof have been previously delivered to Company Shareholders.

               3.2.16 Disclosure. KHC has exercised due diligence in determining whether to enter into this Agreement and the transactions contemplated by this Agreement. KHC has been afforded an opportunity to ask questions of, and receive answers from, the management of the Company and Company Shareholders. KHC has been provided with certain requested documents

PAGE 19 - AGREEMENT AND PLAN OF MERGER
and other information responsive to their inquiries about the Company, and after a thorough review of such documents and information as have been provided, KHC has determined that the Merger and Second Step Merger are in the best interests of KHC, Merger Sub and Fluid Systems.

               3.2.17 Loans and Debt Financing. The attached Schedule 3.2.17 lists all of the outstanding KHC Debt together with all sums owed and the further credit available thereunder. There is not an uncured default under any of the KHC Debt and KHC is not currently in violation any covenant applicable to KHC Debt. No Affiliate of KHC has granted security in any assets in connection with debt financing, other than (a) purchase money security interests in connection with ordinary course payables or (b) security interests granted in support of debt obtained by KHC or Kinetics Group, Inc.

               3.2.18 Indemnification. Except as provided in Articles (or Certificate)or Incorporation or Bylaws of KHC, Merger Sub or Fluid Systems, and in this Agreement, neither KHC nor any Affiliate is by contract or otherwise, liable to guarantee, insure, indemnify or hold harmless any Person other than KHC or an Affiliate.

               3.2.19 Contracts Material to the Business of KHC and its Affiliates. Except as disclosed in Section 3.2.6 ("Litigation"), there are no breaches or defaults by any party to a contract material to the business of KHC or any Affiliate or any breaches or defaults under multiple contracts which, taken in the aggregate, would be material to the business of KHC or any Affiliate.

               3.2.20 Reorganization Representations and Warranties.

                      3.2.20.1 Following the Merger, Merger Sub will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets and at least 90% of the fair market value of Company's net assets and at least 70% of the fair market value of Company's gross assets held immediately prior to the Merger. Following the Second Step Merger and any loan described in Section 3.2.20.17, Fluid Systems will hold at least 90% of the fair market value of Merger Sub's (and Company's) net assets and at least 70% of the fair market value of Merger Sub's (and Company's) gross assets held immediately prior to the Second Step Merger. For purposes of this representation and assuming the truth and accuracy of the Company's representations contained in this Agreement, amounts paid by Company or Merger Sub to dissenters, amounts used by Company or Merger Sub to pay expenses incurred in connection with the Merger, and all redemptions and distributions, if any, (except for regular, normal dividends) made by Company or Merger Sub, and Company or Merger Sub assets disposed of by Company or Merger Sub prior to the Merger and in contemplation thereof (including without limitation any asset disposed of, other than in the ordinary course of business, during the period ending on the Effective Time of the Merger and beginning with the commencement of negotiations (whether formal or informal) between Company and KHC or any of its Affiliates regarding the Merger) will be included as assets of Company or Merger Sub, respectively, immediately prior to the Merger.

                      3.2.20.2 KHC has no plan or intention to reacquire, directly or indirectly, any of its stock issued in the Merger to make any extraordinary distribution with

PAGE 20 - AGREEMENT AND PLAN OF MERGER
respect to such stock. Neither KHC nor any person related to KHC within the meaning of Treasury Regulations Section 1.368-1(e)(3) will, in connection with the Merger, directly or indirectly, purchase, redeem or otherwise acquire (including by derivative transactions such as an equity swap that would have the economic effect of an acquisition) any of the Series A Preferred issued in the Merger.

                      3.2.20.3 KHC will be in Control of Merger Sub immediately prior to the Effective Time. For purposes of this Certificate, "Control" shall mean ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation.

                      3.2.20.4 KHC has no plan or intention to cause or permit Merger Sub to issue additional shares of stock (or rights to acquire shares of Sub stock) or take any other action that would result in KHC losing Control of Sub, except for the transactions necessary to effect the Second Step Merger.

                      3.2.20.5 KHC has no plan or intention to (i) liquidate (or permit the liquidation of) Company; (ii) merge Merger Sub or Fluid Systems with or into another corporation other entity other than as described in the Second Step Merger; (iii) permit or cause Merger Sub or Fluid Systems to distribute substantially all of its assets; (iv) permit or cause Merger Sub to sell, exchange, transfer or otherwise dispose of any of its assets or any of the assets acquired from Company, other than in the ordinary course of business; (v) otherwise terminate the separate existence of Fluid Systems; (vi) permit or cause Fluid Systems to distribute substantially all of its assets; or (vii) enter into a contract to do any of the foregoing.

                      3.2.20.6 Following the Merger, KHC will cues Surviving Corporation to continue the historic lines of business of Company or to use a significant portion of Company's business assets in a business.

                      3.2.20.7 Expenses incurred by KHC and Merger Sub in connection with the Merger will be paid by KHC and/or Merger Sub.

                      3.2.20.8 There is no intercorporate indebtedness existing between Company and KHC or any of its Affiliates, that was issued, acquired, or will be settled at a discount. KHC will assume no liabilities of the Company or any Company Shareholder in connection with the Merger.

                      3.2.20.9 Merger Sub was formed solely for the purpose of effecting the Merger and has conducted no business or other activities except in connection with the Merger.

                      3.2.20.10 KHC does not own, nor has it owned during the past five years, directly or indirectly, any shares of stock of Company or rights to acquire such stock.

                      3.2.20.11 The fair market value of the Series A Preferred and other consideration received by each Company Shareholder will be approximately equal to the fair market value of the Company stock surrendered in the Merger.

                      3.2.20.12 No stock of the Merger Sub will be issued in the transaction.

PAGE 21 - AGREEMENT AND PLAN OF MERGER

                      3.2.20.13 The Merger will be consummated in accordance with the Agreement. The Agreement (including the documents and instruments referred to therein) constitutes the entire agreement of KHC, Fluid Systems and Merger Sub with respect to the Merger.

                      3.2.20.14 The Merger is being undertaken for substantial business purposes and not for the purpose of tax avoidance, and the terms of the Merger are the product of arm's length negotiations.

                      3.2.20.15 None of the compensation received or to be received by any shareholder-employees of Company will be separate consideration for, or allocable to, any of their shares of Company Stock; none of the shares of Series A Preferred to be received by any shareholder-employees of Company will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of Company will be for services actually rendered and will be commensurate with amount paid to third parties bargaining at arm's length for similar services.

                      3.2.20.16 Prior to, at and after the Effective Time of the Merger, KHC, Fluid Systems and Merger Sub shall, for all applicable tax purposes, report the Merger in a manner consistent with their intention and take (or, as applicable, refrain from taking) all other actions reasonably necessary to ensure that the Merger qualifies as a reorganization under Section 368 of the Code.

                      3.2.20.17 Any loan by Fluid Systems to KHC or any of its Affiliates following the Second Step Merger shall be bona fide and undertaken for substantial business purposes and not for the purposes of tax avoidance, and the terms thereof shall be commensurate with arm's length, third party bargaining.

                      3.2.20.18 Neither KHC nor any of its Affiliates is a regulated investment company, a real estate investment trust, or a corporation 50% or more of the value of whose assets are stock and securities and 80% or more of the value of whose total assets are assets held for investment. For purposes of this representation, in making the 50% and 80% determinations under the preceding sentence, (i) stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and (ii) a corporation shall be considered a subsidiary if the parent owns 50% or more of the combined voting power of all classes of stock entitled to vote or 50% or more of the total value of shares of all classes of stock outstanding. For this purpose "total assets" shall not include cash and cash items (including receivables and government securities).

                      3.2.20.19 Based on the representations and warranties of the Company and Company Shareholders, Merger Sub believes the fair market value of the assets of Company transferred to Merger Sub will equal or exceed the sum of the liabilities assumed by Merger Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

                      3.2.20.20 KHC shall not knowingly supply funds to Company, directly or indirectly, for the purpose of paying Company's dissenting shareholders nor will KHC knowingly, directly or indirectly, reimburse Company for any payments to dissenters.

PAGE 22 - AGREEMENT AND PLAN OF MERGER

               3.2.21 Environmental Representations.

                      3.2.21.1 To the Knowledge of KHC, Fluid Systems and the Merger Sub, KHC, Fluid Systems and the Merger Sub have not, within or outside the ordinary course of their businesses, generated, manufactured, refined, transported, treated, stored, handled, or disposed of any Hazardous Waste other than in accordance with applicable Environmental Laws. Neither KHC, Fluid Systems nor the Merger Sub have received a citation, directive, letter, notice of violation, or other communication from any Person or Governmental Entity alleging or concerning the presence of any Hazardous Waste on any property owned, leased, previously owned, previously leased or used as a Hazardous Waste disposal site by KHC, Fluid Systems or the Merger Sub or alleging or concerning KHC's, Fluid Systems' or the Merger Sub's actual or potential liability under any applicable Environmental Laws, excepting only the matters specifically identified in the following paragraph of this Agreement, paragraph 3.2.10. To the Knowledge of KHC, Fluid Systems and the Merger Sub, KHC, Fluid Systems and the Merger Sub has obtained all permits and licenses of Governmental Entities required by applicable Environmental Laws and has caused all notifications to be made as required by applicable Environmental Laws. KHC, Fluid Systems and Merger Sub have provided true and complete copies of all environmental reports and studies conducted by KHC or its Affiliates with respect to any real property owned, leased, previously leased or used as a Hazardous Waste disposal site by KHC or its Affiliates. To the Knowledge of KHC, Fluid Systems or the Merger Sub, there are no other environmental reports or studies with respect to any real property owned, leased, previously owned, previously leased or used as a Hazardous Waste disposal site by KHC or its Affiliates.

                      3.2.21.2 To the Knowledge of KHC, Fluid Systems and the Merger Sub, the only properties owned, leased, previously owned, previously leased or used as a Hazardous Waste disposal site by KHC or its Affiliates from which arise actual or potential liability under Environmental Laws are those four properties identified in Schedule 3.2.21 of the Agreement (the "Disclosed Sites"). To the Knowledge of KHC, Fluid Systems and their Merger Sub, none of these Disclosed Sites are being considered for inclusion on, nor are on, nor are adjacent to a site that is on the National Priorities List (Superfund/CERCLA). To the knowledge of KHC, Fluid Systems and the Merger Sub, none of these Disclosed Sites are currently the subject of litigation or contested administrative proceedings that relate to contamination of soil or groundwater on the properties. To the Knowledge of KHC, Fluid Systems and the Merger Sub, neither KHC, Fluid Systems, the Merger Sub nor J.B. Rodgers have been named as a PRP (Potentially Responsible Party) by any Governmental Entity nor by any other party.

               3.2.22 Accuracy and Completeness of Representations and Warranties. No representation or warranty by the KHC, Merger Sub or Fluid Systems contained in this Agreement, nor any statement or certificate furnished by KHC, Merger Sub, Fluid Systems or their representatives, contains any untrue statement of a material fact, or omits to state any material fact required to make the representation, warranty, statement or certificate not misleading.

               3.2.23 Disclaimer of other Representations and Warranties. Except as expressly set forth above, neither KHC, Merger Sub nor Fluid Systems make any representation or warranty, express or implied, at law or in equity, in respect of KHC, Merger Sub, Fluid Systems

PAGE 23 - AGREEMENT AND PLAN OF MERGER
or any of their assets, liabilities or operations, including, without limitation, with respect to: (i) any and all present and future market conditions that may affect KHC or its affiliates, including industry changes, changes in customer demand, changes in the demand for products or services manufactured, marketed or distributed by KHC or its affiliates, changes in strategic alliances that may impact sales and any other such market conditions;
(ii) activities of the present or future competitors of KHC and its affiliates to emulate, reverse engineer or otherwise capitalize upon the products manufactured, marketed or distributed by KHC or its affiliates; or (iii) whether the Merger and Second Step Merger will qualify as a reorganization pursuant to
Section 368(a)(1)(A) of the Code. Neither KHC, Merger Sub nor Fluid Systems shall have any liability to the Company Shareholders for any of personal income tax applicable to the Company Shareholders as a result of the transactions described in Article I and Article II and more specifically, the failure of the transaction to qualify as reorganization under Section 368(a) of the Code.

                                   ARTICLE IV

                                    Covenants

        Section 4.1 Company's Covenants.

               4.1.1 Conduct of Business by the Company. Except as expressly contemplated by this Agreement or as consented to in writing by KHC, until the Effective Time, the Company shall carry on its business in the ordinary course consistent with past practice and in material compliance with all applicable laws and regulations. The Company shall also use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, the Company shall not:

                      4.1.1.1 (i) declare, set aside or pay any dividends on, or make any other distributions in respect of the Company Stock, except that the Company may make normal distributions or disbursements in the ordinary course of business and payments or distributions to Company Shareholders, including bonuses in their capacities as employees, that do not deplete the Net Working Capital below $3,650,000; (ii) split, combine or reclassify the Company Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Stock; or (iii) purchase, redeem or otherwise acquire any Company Stock;

                      4.1.1.2 issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any Company Stock;

                      4.1.1.3 amend or otherwise modify the Company's Articles of Incorporation or Bylaws;

                      4.1.1.4 acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person;

PAGE 24 - AGREEMENT AND PLAN OF MERGER

                      4.1.1.5 except in the ordinary course of business, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets;

                      4.1.1.6 incur any indebtedness for borrowed money or guarantee any indebtedness of another Person, or enter into any arrangement having the economic effect of either of the foregoing, except for short-term borrowings incurred in the ordinary course of business (or to refund existing or maturing indebtedness); or make any loans, advances or capital contributions to, or investments in, any other Person;

                      4.1.1.7 other than payments that do not deplete the Working Capital below $3,650,000 and do not violate Section 4.1.1.1, pay, loan or advance (other than payment of compensation, directors' fees or reimbursement of expenses in the ordinary course of business) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to or enter into any Material Contract with any of its officers or directors or any "affiliate" or "associate" of its officers and directors (as such terms are defined in Rule 405 promulgated under the Securities Act);

                      4.1.1.8 make or agree to make any new capital expenditure, except for expenditures of less than $50,000 or as otherwise permitted in
Schedule 3.1.6;

                      4.1.1.9 make any tax election that is reasonably likely to have a material adverse effect on the tax liability or tax attributes of the Company, or settle or compromise any material tax liability;

                      4.1.1.10 pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (a) the payment of the long term liabilities of the Company set forth on the attached Schedule 4.1.1.10 or
(b) the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of liabilities recognized or disclosed in the Company Balance Sheet or liabilities that arise in the ordinary course of business after the date of the Company Balance Sheet;

                      4.1.1.11 adopt or amend any Company Benefit Plan, pay any special bonus or special remuneration to any director or employee if such special bonus or remuneration will deplete the Net Working Capital below $3,650,000, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business;

                      4.1.1.12 make any significant change in the accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in statutory accounting rules or GAAP;

                      4.1.1.13 knowingly take any action or fail to take any action that would cause the representations and warranties set forth in Section
3.1 to no longer be true and correct; or

                      4.1.1.14 authorize, commit or agree to take, any of the foregoing actions.

PAGE 25 - AGREEMENT AND PLAN OF MERGER

               4.1.2 Unencumbered Assets. The Company shall undertake to ensure that at Closing, the Company's assets will be free and clear of all Liens, other than those encumbrances that secure current liabilities that are encompassed in Net Working Capital.

               4.1.3 Advise of Changes. The Company and Company Shareholders shall promptly notify KHC, Merger Sub and Fluid Systems to the extent they have Knowledge of (i) any representation or warranty made by Company and the Company Shareholders in this Agreement becoming untrue or inaccurate in any material respect; or (ii) the failure of the Company or the Company Shareholders to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; and (iii) any change or event having, or which is reasonably likely to have, a material adverse effect on such Party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article V to be satisfied.

               4.1.4 No Solicitation by the Company. Until the Effective Time, neither the Company nor the Company Shareholders will, nor will they authorize or permit any of the Company's officers, directors, employees, investment bankers, attorneys or other advisors or representatives to, directly or indirectly:

                     4.1.4.1 take any action to initiate, solicit, facilitate, encourage or induce the making, submission or announcement of any Acquisition Proposal;

                     4.1.4.2 participate in any discussions or negotiations regarding, furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal;

                     4.1.4.3 engage in discussions or negotiations with any Person with respect to any Acquisition Proposal; or

                     4.1.4.4 approve, endorse or recommend any Acquisition Proposal.

               4.1.5 Access to Information; Confidentiality. Subject to (i) the Confidentiality Agreement, and (ii) documents and communications protected by the attorney client privilege, the Company and Company Shareholders shall afford KHC and its officers, employees, accountants, counsel, financial advisors and other representatives reasonable access during normal business hours to the Company's properties, books, contracts, commitments, personnel and records, and shall furnish promptly to KHC all other information concerning its business, properties and personnel that KHC may reasonably request. Neither Company nor Company Shareholders shall be required to provide access to or disclose information where such access or disclosure would contravene any existing agreement, law, rule, regulation, order or decree. The Company shall use commercially reasonable efforts to obtain from third parties any consents or waivers of confidentiality restrictions with respect to any such information. No review pursuant to this Section shall alter the consequences of any inaccurate representation or warranty given by either Party to the other Party. The Company will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

PAGE 26 - AGREEMENT AND PLAN OF MERGER

               4.1.6 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Company and Company Shareholders shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to promptly consummate and make effective the Merger and Second Step Merger. Without limitation, the Company shall use commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties; (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

               4.1.7 Tax Treatment. The Company and Company Shareholders shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code.

               4.1.8 Creation of Opening Balance Sheet. The Company Shareholders will fully cooperate with KHC and Fluid Systems to create and certify as accurate the Opening Balance Sheet within thirty days after Closing. If the Company Shareholders, KHC and Fluid Systems are unable to mutually create and certify as accurate the Opening Balance Sheet within such time, KHC and Fluid Systems will unconditionally delegate to KHC's certified public accountants the task of creating and certifying the Opening Balance Sheet. If the Company Shareholders wish to challenge or dispute the accuracy of the Opening Balance Sheet, they may engage, at their own expense, an independent accountant to review the Opening Balance Sheet prepared by KHC's certified public accountant. If, following such review, Company Shareholders wish to continue such challenge, then KHC's accountant and the accountant chosen by Company Shareholders shall engage a third independent accountant to review, modify as necessary, and issue a definitive Opening Balance Sheet, which KHC, Fluid Systems and the Company Shareholders will accept as final.

               4.1.9 Covenant Not to Compete. Company Shareholders acknowledge that Company has developed relationships with customers, suppliers, contractors, consultants and referral sources of the Restricted Business, and that Company Shareholders' engagement in the Restricted Business with such Persons could diminish the value to KHC, Merger Sub and Fluid Systems of the benefits of the Merger and Second Step Merger. Therefore, as further consideration for the Shares and Cash Consideration, and to protect the value of Fluid Systems, each Company Shareholder covenants that he or she shall not, for a period of two years from the Closing Date (in the case of Roxanne Holtz and Patrick Dunn) and for a period of three years from the Closing Date (in the case of John Holtz), directly or indirectly:

                     4.1.9.1 render services to or engage or become interested in, as manager, employee, officer, consultant, owner or partner, or through stock ownership (other than securities

PAGE 27 - AGREEMENT AND PLAN OF MERGER
that are listed for trading on a national securities exchange), either alone or in association with others, any Person (other than the Surviving Division) that engages in the Restricted Business in the United States; or

                     4.1.9.2 induce or attempt to induce any customer, supplier, contractor, consultant, referral source or other Person having business relations with Fluid Systems to breach a contract or terminate its relationship with Fluid Systems or take any other action intended to damage the relationship between Fluid Systems and any such Person.

Each Company Shareholder acknowledges that the length of time and geographic restrictions set forth in this Section are both reasonable and necessary for the protection of Fluid Systems. If a court of competent jurisdiction determines that these restrictions are not enforceable, then these restrictions shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable, and the Parties shall promptly amend this Agreement to the extent required to render it enforceable. Without limiting the remedies available to KHC and Fluid Systems, each Company Shareholders acknowledges that a breach of any of the covenants contained in this Section will result in material irreparable injury for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, KHC or Fluid Systems shall be entitled to a temporary restraining order and/or preliminary or permanent injunction restraining Company Shareholders from engaging in activities prohibited by this Section or such other relief as may be required to specifically enforce any of the covenants of this Section.

               4.1.10 Transfer of Employees. From and after the date of this Agreement, the Company and Company Shareholders shall permit KHC and Fluid Systems to contact Company employees to discuss the Merger, the Second Step Merger and relevant post-Closing characteristics of Fluid Systems. The Company and Company Shareholders shall also cooperate with, and assist KHC, Merger Sub and Fluid Systems in obtaining, any required consents and approvals from the affected employees in connection with the Merger and Second Step Merger.

        Section 4.2 KHC, Merger Sub and Fluid Systems Covenants.

               4.2.1 Advise of Changes. KHC, Merger Sub and Fluid Systems shall promptly notify the Company to the extent it has Knowledge of (i) any representation or warranty made by KHC, Merger Sub or Fluid Systems in this Agreement becoming untrue or inaccurate in any material respect; or (ii) the failure of KHC, Merger Sub or Fluid Systems to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; or (iii) any change or event having, or which is reasonably likely to have a material adverse effect on such Party or on the truth of its representations and warranties or the ability of the conditions set forth in Article V to be satisfied.

               4.2.2 Access to Information; Confidentiality. Subject to (i) the Confidentiality Agreement and (ii) documents and communications protected by the attorney client privilege, KHC, Merger Sub and Fluid Systems shall afford the Company and Company Shareholders reasonable access during normal business hours during the period prior to the Effective Time to all of their properties, books, contracts, commitments, personnel and records. During such period, KHC, Merger Sub and Fluid Systems shall furnish promptly to Company and Company

PAGE 28 - AGREEMENT AND PLAN OF MERGER

Shareholders all other information concerning their business, properties and personnel that Company and Company Shareholders may reasonably request. Neither KHC, Merger Sub nor Fluid Systems shall be required to provide access to or disclose information where such access or disclosure would contravene any existing agreement, law, rule, regulation, order or decree. KHC, Merger Sub and Fluid Systems shall use commercially reasonable efforts to obtain from third parties any consents or waivers of confidentiality restrictions with respect to any such information. No review pursuant to this Section shall alter the consequences of any inaccurate representation or warranty given by either Party to the other Party. KHC, Merger Sub and Fluid Systems will hold, and will cause their officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

               4.2.3 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, KHC, Merger Sub and Fluid Systems shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to promptly consummate and make effective the Merger and Second Step Merger. Without limitation, KHC, Merger Sub and Fluid Systems shall use commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties; (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

               4.2.4 Tax Treatment. KHC, Merger Sub and Fluid Systems shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code. It is the present intent of KHC, Merger Sub and Fluid Systems to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company's historic business assets in a business, in each case within the meaning of Reg. Section 1.368-1(d).

               4.2.5 Transfer of Employees. KHC shall be permitted to contact Company employees who will be transferred to Merger Sub upon Closing. KHC and Merger Sub shall be solely and exclusively responsible for obtaining any required consents and approvals from the affected employees in connection with such transfers. KHC shall, from time to time, give Company prior notification of its intent to conduct such discussions with such employees, and Company shall reasonably promptly schedule such discussions. For a period of ninety days following Closing, Fluid Systems shall not terminate the employment of a sufficient number of employees of the Company's former employees to cause a "plant closing" or "mass layoff" as those terms are defined in the Workers Adjustment and Retraining Notification Act, 29 USC Section 2101-2109 ("WARN Act"). KHC and Fluid Systems agree to indemnify and defend

PAGE 29 - AGREEMENT AND PLAN OF MERGER

Company Shareholders against, and agree to hold Company Shareholders harmless from any and all claims, losses, damages and expenses (including reasonable attorneys' fees) and other liabilities and obligations incurred or suffered as a result of any claim by any transferred employee that arises under federal, state or local Statute (including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, the WARN Act, ERISA and all other statues regulating the terms and conditions of employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Company and the transferred employees, to the extent (but only to the extent) that such claims are caused by events or omissions that occurred (or, in the case of omissions, failed to occur) on or after the Closing, including the transfer or decision not to transfer the employees at Closing to Fluid Systems.

               4.2.6 Creation of Opening Balance Sheet. KHC and Fluid Systems will fully cooperate with the Company Shareholders to create and certify as accurate the Opening Balance Sheet within thirty days after Closing. If KHC, the Company Shareholders and Fluid Systems are unable to mutually create and certify as accurate the Opening Balance Sheet within such time, KHC and Fluid Systems will unconditionally delegate to KHC's certified public accountants the task of creating and certifying the Opening Balance Sheet. KHC and the Surviving Division will accept as final the Opening Balance Sheet that is created and certified by such accountants. If the Company Shareholders challenge or dispute the Opening Balance Sheet in accordance with Section 4.1.8, then KHC's accountant and the accountant chosen by the Company Shareholders shall engage a third independent accountant to review, modify as necessary, and issue a definitive Opening Balance Sheet, which KHC, Fluid Systems and the Company Shareholders will accept as final.

               4.2.7 Equal Treatment of Company Shareholders. Except as the Company Shareholders may otherwise agree, the Company Shareholders shall enjoy or be deemed to have been granted, pari passu, all rights, privileges and preferences exercised or exercisable by other holders of Series A Preferred with respect to any sale, transfer, dividend, distribution, conversion, exchange, liquidation, registration, disposition after a registration for an initial public offering involving or affecting the Series A Preferred.

                                    ARTICLE V

                              Conditions Precedent

        Section 5.1 Conditions to Obligations of KHC and Merger Sub. The obligation of KHC, Merger Sub and Fluid Systems to effect the Merger and Second Step Merger is subject to satisfaction or waiver of the following conditions:

               5.1.1 Governmental Approvals. All consents, approvals or orders of authorization of, or actions by any Governmental Entities necessary to complete the transactions contemplated by this Agreement shall have been obtained, and all necessary registrations, declarations or filings with any Governmental Entities shall have been made.

PAGE 30 - AGREEMENT AND PLAN OF MERGER

               5.1.2 Required Third-Party Consents. All consents, approvals or waivers from third parties necessary to complete the Merger and Second Step Merger shall have been obtained.

               5.1.3 Permits. KHC shall have verified to its reasonable satisfaction that all required or appropriate permits, licenses, franchises, authorizations, and approvals to conduct the Company's business as currently conducted by the Company have been obtained.

               5.1.4 Escrow Agreement. At or prior to Closing, the Company Shareholders and an escrow agent satisfactory to KHC shall have entered into the Escrow Agreement, in the form attached to this Agreement as Exhibit A.

               5.1.5 Employment Agreements. At or prior to Closing, each Company Shareholder shall have entered into an employment agreement with Fluid Systems in the form attached to this Agreement as Exhibit B.

               5.1.6 Shareholder Agreement. At or prior to Closing, each Company Shareholder shall have executed a joinder to the KHC Shareholder Agreement, in the form attached to this Agreement as Exhibit C.

               5.1.7 Net Working Capital. The Net Working Capital shall be no less than $3,650,000, of which at least $2,500,000 shall be cash or cash equivalents.

               5.1.8 Representations and Warranties. The representations and warranties of the Company and Company Shareholders shall be true and correct in all material respects as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

               5.1.9 Performance of Obligations of the Company. The Company and Company Shareholders shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

               5.1.10 Closing Certificate. The Company and Company Shareholders shall have delivered to KHC a certificate signed by the appropriate officers of the Company and each of the Company Shareholders verifying: (i) that the authorizing resolutions of the Board of Directors and Shareholders were duly adopted, have not been amended and are in full effect as of the Closing Date;
(ii) the accuracy of the Company and Company Shareholders' representations; and
(iii) performance of the Company and Company Shareholders' covenants.

               5.1.11 Legal Opinion. KHC shall have received from Preston Gates & Ellis LLP, counsel to the Company, dated as of the Closing Date, an opinion, substantially in the form of the attached Exhibit D.

               5.1.12 No Material Adverse Changes. No change in operations, financial conditions, assets, liabilities, commercial relationships or business or prospects of the Company or its business that has had or may reasonably be expected to have a material adverse effect on the Company's business shall have occurred since the date of the Company Balance Sheet.

PAGE 31 - AGREEMENT AND PLAN OF MERGER

        Section 5.2 Conditions to Obligations of the Company and Company Shareholders. The obligation of the Company and Company Shareholders to effect the Merger is subject to satisfaction or waiver of the following conditions:

               5.2.1 Governmental Approvals. All consents, approvals or orders of authorization of, or actions by any Governmental Entities necessary to complete the transactions contemplated by this Agreement shall have been obtained, and all necessary registrations, declarations or filings with any Governmental Entities shall have been made.

               5.2.2 Required Third-Party Consents. All consents, approvals or waivers from third parties necessary to complete the Merger and Second Step Merger shall have been obtained, which consents are limited to consent of (a) 2001 Investors; (b) Senior Warrantholders; (c) senior lenders holding a majority of KHC's outstanding indebtedness under its senior credit agreement (involving 13 senior lenders) and (d) senior subordinated noteholders holding a majority of KHC's outstanding indebtedness under a security purchase agreement (involving 4 institutional noteholders).

               5.2.3 Escrow Agreement. At or prior to Closing, KHC shall have entered into the Escrow Agreement, in the form attached to this Agreement as Exhibit A.

               5.2.4 Employment Agreements. At or prior to Closing, Fluid Systems shall have entered into an employment agreement with each Company Shareholder in the form attached to this Agreement as Exhibit B.

               5.2.5 Representations and Warranties. The representations and warranties of KHC, Merger Sub and Fluid Systems shall be true and correct in all material respects, as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

               5.2.6 KHC stock issuance. KHC shall not have issued any equity securities with rights, preferences or privileges equal to or greater than the rights, preferences or privileges of the Series A Preferred.

               5.2.7 Performance of Obligations of KHC, Merger Sub and Fluid Systems. KHC, Merger Sub and Fluid Systems shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

               5.2.8 Closing Certificate. The Company shall have received a certificate signed by the appropriate officers of KHC, Merger Sub and Fluid Systems verifying: (i) that the authorizing resolutions of the Board of Directors and Shareholders of Merger Sub were duly adopted, have not been amended and are in full effect as of the Closing Date; (ii) the accuracy of KHC and Merger Sub's representations; and (iii) performance of KHC and Merger Sub's covenants.

               5.2.9 Legal Opinion. The Company shall have received from Davis Wright Tremaine, LLP, counsel to KHC, Merger Sub and Fluid Systems, dated as of the Closing Date, an opinion, substantially in the form of the attached Exhibit E.

PAGE 32 - AGREEMENT AND PLAN OF MERGER

               5.2.10 No Material Adverse Changes. No change in operations, financial condition, assets, liabilities, commercial relationships or business or prospects of KHC or its Subsidiaries that has had a material adverse effect on the KHC business shall have occurred since the date of this Agreement.

        Section 5.3 Termination. This Agreement may be terminated at any time prior to the Effective Time in the following ways:

               5.3.1 by written consent of KHC, the Company and the Company Shareholders.

               5.3.2 by KHC or by the Company Shareholders and the Company:

                     5.3.2.1 if the Merger has not been consummated by June 30, 2002; provided, however, that the right to terminate this Agreement pursuant to this Section 5.3.2.1 shall not be available to any Party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

                     5.3.2.2 if (i) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or (ii) any judgment, injunction, order or decree of any court or other Governmental Entity having competent jurisdiction enjoining Merger Sub and the Company from consummating the Merger is entered and such judgment, injunction or order shall have become final and non-appealable; or

               5.3.3 by KHC:

                     5.3.3.1 if, within five days after delivering notice of dissatisfaction to the Company Shareholders, the Company Shareholders have not revised the schedules delivered by the Company and Company Shareholders under
Section 3.1 of this Agreement in a manner acceptable to KHC;

                     5.3.3.2 if the Company or Company Shareholders have misrepresented, breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement.

               5.3.4 by the Company or Company Shareholders:

                     5.3.4.1 if, within five days after delivering notice of dissatisfaction to KHC, KHC has not revised the schedules delivered by KHC under
Section 3.2 of this Agreement in a manner acceptable to the Company and Company Shareholders;

                     5.3.4.2 if KHC, Merger Sub or Fluid Systems has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement; or

                     5.3.4.3 if KHC, Merger Sub and Fluid Systems have failed to obtain the approvals and consents referenced in Section 5.2.2 within ten days after execution of this Agreement.

PAGE 33 - AGREEMENT AND PLAN OF MERGER

        Section 5.4 Effect of Termination. No termination of this Agreement shall relieve any Party from any liability arising from the breach by any Party of any of its representations, warranties, covenants or agreements set forth in this Agreement. In the event of termination of this Agreement, the Confidentiality Agreement shall remain in full force and effect.

        Section 5.5 Amendment. This Agreement may be amended by the Parties only by an instrument in writing signed on behalf of each of the Parties.

        Section 5.6 Extension; Waiver. At any time prior to the Effective Time, and subject to the requirements of Section 5.5, a Party may (i) extend the time for the performance of any of the obligations or other acts of the other Parties; (ii) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement; or (iii) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        Section 5.7 Notice and Opportunity to Cure. Prior to any Party exercising its right to terminate this Agreement as provided in Sections 5.3.2,
5.3.3. or 5.3.4(a), the Party claiming the right to terminate shall first provide the other Parties with (i) written notice of the intent to terminate, which notice shall specify the basis for claimed right of termination and the steps that much be taken to correct the deficiency, and (ii) a ten (10) Business Day period in which to cure the claimed deficiency prior to the termination becoming effective. In order to effect a termination under Section 5.3.4(b), the Company shall provide written notice of termination, which shall be effective immediately.

                                   ARTICLE VI

                                 Indemnification

        Section 6.1 Indemnification by the Company and the Company Shareholders.

               6.1.1 Subject to the limitations set forth below in this Article VI and VII, the Company and the Company Shareholders each covenant and agree to, jointly and severally, indemnify, defend and hold harmless KHC, Merger Sub, Fluid Systems and their respective successors, assigns and affiliates and the directors, officers, agents and employees of any of them (collectively, the "KHC Indemnified Parties") from and against any and all losses imposed on, incurred or suffered by or asserted against any KHC Indemnified Parties, to the extent resulting from or arising out of (i) any breach of any representation or warranty of the Company contained in this Agreement (ii) any breach of any covenant of the Company contained in this Agreement, or (iii) any and all actions, suits, proceedings, audits, judgments, costs and legal and other expenses incident to any of the foregoing or to the enforcement of this Article VI.

               6.1.2 Indemnification Procedure.

                     6.1.2.1 Promptly after receipt by a KHC Indemnified Party of notice by a third party of any complaint or the commencement of any audit (tax or otherwise), investigation, action or proceeding with respect to which such KHC Indemnified Party may be

PAGE 34 - AGREEMENT AND PLAN OF MERGER
entitled to receive indemnification from the Company and Company Shareholders, such KHC Indemnified Party will notify the Company Shareholders, promptly following the Indemnified Party's receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Company Shareholders will relieve the Company and the Company Shareholders from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Company Shareholders results in the forfeiture by the Company and the Company Shareholders of rights and defenses otherwise available to the Company with respect to such claim or materially prejudices the Company or the Company Shareholders with respect to the defense of such claims. The Company Shareholders on behalf of themselves and the Company and the Company Shareholders will have the right, upon written notice delivered to the KHC Indemnified Party within ten (10) days thereafter, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the KHC Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Company Shareholders on behalf of themselves and the Company decline or fail to assume the defense of the audit, investigation, action or proceeding on the terms provided above, within such ten (10)-day period, then such KHC Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Company will pay the reasonable fees and disbursements of such counsel as incurred. In any audit, investigation, action or proceeding with respect to which indemnification is being sought under this Agreement, the KHC Indemnified Party or the Company Shareholders on behalf of themselves and the Company, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such Party's own expense. The Party defending an action will at all times use reasonable efforts to keep the other Parties reasonably apprised of the status of the defense and cooperate in good faith with the other Parties in such defense.

                     6.1.2.2 No KHC Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought under this Agreement without the prior written consent of the Company Shareholders, unless (i) the Company Shareholders fail to assume and maintain the defense of such claim pursuant to Section 6.1.2.1 above or (ii) such settlement, compromise or consent includes an unconditional release of the Company and Company Shareholders from all liability arising out of such claim.

               6.1.3 Liability Limits. Notwithstanding anything to the contrary set forth in this Agreement, the KHC Indemnified Parties shall not make a claim against the Company or the Company Shareholders for indemnification under this
Article VI or for a breach of any representation, warranty or covenant under this Agreement, unless and until the aggregate costs and damages incurred by all KHC Indemnified Parties exceed one hundred fifty thousand dollars ($150,000) (the "Floor"), in which event the KHC Indemnified Parties may claim indemnification for any costs and damages in excess of the Floor. However, the Floor shall not apply to any losses arising out of any of the following: (a) any claim asserted against the KHC Indemnified Parties by or on behalf of Angela Powers; (b) any fraud by the Company Shareholders; (c) any Company tax obligation other than the obligation to pay state sales taxes; or (d) any failure to retain, as of Closing, Net Working Capital in an amount less than $3,650,000 (the "Excepted Claims"). With respect to the Excepted Claims, the KHC Indemnified Parties may assert a claim against the Company or Company Shareholders and seek indemnification

PAGE 35 - AGREEMENT AND PLAN OF MERGER
without regard to the Floor. In no event will the Company and Company Shareholders be required to indemnify KHC Indemnified Parties under this Article VI or be liable to any KHC Indemnified Party for breach of any representation, warranty or covenant under this Agreement, for costs and damages in excess of Seven Million Dollars ($7,000,000). The Parties acknowledge and agree that the foregoing indemnification provisions in this Article 6, shall be the exclusive remedy of the KHC Indemnified Parties against the Company and Company Shareholders for contractual indemnity or breach of this Agreement. The KHC Indemnified Parties further acknowledge that this agreement establishing an exclusive contractual remedy was a material inducement to Company Shareholders in entering into this Agreement.

               6.1.4 Determination of Adverse Consequences. When calculating the losses imposed on, incurred or suffered by or asserted against any KHC Indemnified Parties, the Parties shall make appropriate adjustments for any tax benefits or insurance coverage (and take into account the time value of money) in determining liability and damages under this Section 6. All indemnification payments under this Section 6 shall be deemed adjustments to the Cash Consideration.

               6.1.5 No Presumption of Materiality.The Parties acknowledge and agree that no single representation or warranty of KHC, Merger Sub or Fluid Systems contained in this Agreement, nor the information contained in any such representation or warranty, are necessarily material to the investment decision of the Company Shareholders, nor would such representation, warranty or information necessarily be material to an investment decision by a reasonable KHC investor. The Parties further acknowledge and agree that (i) the information provided to Company Shareholders by KHC, and (ii) the information that the Company Shareholders requested and received from KHC during the negotiation and drafting of this Agreement, if true, accurate, complete and not misleading (either by affirmative statement or omission), constitutes all of the information that a reasonable investor would review when making an investment decision in the Series A Preferred. Moreover, any untruth of a representation or warranty by KHC, Merger Sub or Fluid Systems shall not provide the Company Shareholders with any legal claim or remedy against KHC, Merger Sub or Fluid Systems, unless the untruth constitutes an untrue statement of a fact that would be material to a reasonable investor, or constitutes a failure to state a material fact necessary in order to make the statements made, in the light of the circumstances in which they were made, not misleading to a reasonable investor.

                                   ARTICLE VII

                               General Provisions

        Section 7.1 Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive for three years after the Effective Time.

        Section 7.2 Fees and Expenses. All fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

PAGE 36 - AGREEMENT AND PLAN OF MERGER

        Section 7.3 Public Announcements. Merger Sub and the Company will consult with each other and obtain the other Party's written consent before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either Party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national trading system.

        Section 7.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

        if to KHC, Merger Sub or Fluid Systems, to

        Kinetics Group
        2805 Mission College Blvd.
        Santa Clara, CA 95054
        Attention:  John Goodman
        (408) 727-7740 phone
        (408) 567-0196 fax
                With a copy to:

                Davis Wright Tremaine LLP
                2300 Wells Fargo Tower
                1300 SW Fifth Avenue
                Portland, Oregon 97201
                Attn: Timothy Dozois, Esquire
                (503) 241-2300 phone
                (503) 778-5299

        And

        if to the Company, to
        Poly Concepts, Inc.
        14960 SW Tualatin Sherwood Road
        Sherwood, Or 97140
        Attention: John Holtz, President and CEO
        (503) 783-2000
        (503) 625-4989

                With a copy to:
                Preston Gates & Ellis LLP
                222 SW Columbia St. #1400
                Portland, OR 97201

PAGE 37 - AGREEMENT AND PLAN OF MERGER

                Attention: Randall Bateman
                (503) 228-3200 phone
                (503) 248-9085 fax

        And

        if to the Company Shareholders, to
        John Holtz
        7100 SW Norwood Road
        Tualatin, OR 97062
        (503) 673-0228

        Roxanne Holtz
        7100 SW Norwood Road
        Tualatin, OR 97062
        (503) 673-0228

        Patrick Dunn
        15545 NW Norwich Circle
        Beaverton, OR 97006
        Phone (503) 645-8507

                With a copy to:
                Preston Gates & Ellis LLP
                222 SW Columbia St. #1400
                Portland, OR 97201
                Attention: Randall Bateman
                (503) 228-3200 phone
                (503) 248-9085 fax


        Section 7.5 Definitions. For purposes of this Agreement:

               7.5.1 "Acquisition Proposal" means any offer or proposal for, or any indication of interest in (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction involving the Company or (ii) the acquisition, directly or indirectly, of any securities or assets of the Company, other than the transactions contemplated by this Agreement.

               7.5.2 "Affiliate" means any direct or indirect subsidiary, joint venturer or partner of KHC whose financial condition or performance are reflected in the consolidated financial statements of KHC.

               7.5.3  "Agreement" means this Agreement and Plan of Merger.

PAGE 38 - AGREEMENT AND PLAN OF MERGER

               7.5.4 "Articles of Merger" means the document to be completed and filed with the Oregon Secretary of State, in accordance with the relevant provisions of the Oregon Business Corporation Act, to evidence and make effective the Merger.

               7.5.5 "Business Day" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in Portland, Oregon.

               7.5.6 "Cash Consideration" shall have the meaning specified in
Section 2.1.1.

               7.5.7 "Closing" shall have the meaning specified in Section 1.2.

               7.5.8 "Closing Date" shall have the meaning specified in Section 1.2.

               7.5.9 "Code" means the Internal Revenue Code of 1986, as amended.

               7.5.10 "Company" means Poly Concepts, Inc., an Oregon corporation.

               7.5.11 "Company Balance Sheet" means the December 31, 2001, balance sheet of the Company.

               7.5.12 "Company Benefit Plan" means any collective bargaining or material employment agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of the Company

               7.5.13 "Company Shareholders" means those individuals listed on the attached Schedule 3.1.3, who are the only persons holding stock in the Company.

               7.5.14 "Company Stock" means the no par value common stock of the Company, which is the only authorized and outstanding capital stock of the Company.

               7.5.15 "Confidentiality Agreement" means the confidentiality agreement among Kinetics Fluid Systems, Inc., the Company and the Company Shareholders dated September 5, 2001.

               7.5.16 "Effective Time" shall mean the time the Merger becomes effective, as described in Section 1.3.

               7.5.17 "Environmental Law" means any applicable federal, state, or local law, regulation, rule, permit, or governmental requirement or any agreement with any governmental authority or other third party, relating specifically to natural resources, the environment, waste management, regulated substances or materials, and pollution .

               7.5.18 "ERISA" means the Employee Retirement Income Security Act of 1974.

PAGE 39 - AGREEMENT AND PLAN OF MERGER

               7.5.19 "Escrow Agreement" means the agreement among KHC, the Surviving Corporation, Company Shareholders and an escrow agent selected by the Parties, in the form of the attached Exhibit A.

               7.5.20 "Escrow Shares" shall have the meaning specified in section 2.1.1.

               7.5.21 "Fluid Systems" means Kinetics Fluid Systems, a California corporation.

               7.5.22 "GAAP" means United States generally accepted accounting principles.

               7.5.23 "Governmental Entity" means a court, administrative, regulatory or other governmental agency, commission, authority or instrumentality, foreign or domestic, or any non-governmental self-regulatory agency, commission or authority, foreign or domestic.

               7.5.24 "Hazardous Waste" shall have that meaning given to that term by Environmental Laws applicable on the date of execution of this Agreement.

               7.5.25 "Intellectual Property Rights" means all patents, patent rights, trademarks, trade secrets, trade names, service marks, copyrights and other proprietary intellectual property rights and computer programs that are material to the conduct of the business of the Company, KHC or any Affiliate of KHC, as the context requires.

               7.5.26 "KHC" means Kinetics Holdings Corporation, a Delaware corporation.

               7.5.27 "KHC Benefit Plan" means any collective bargaining or material employment agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of KHC or its Affiliates.

               7.5.28 "KHC Debt" means all loans, whether secured or unsecured, whether evidenced by a promissory note, bond or other instrument, whether or not convertible to equity securities, including, without limitation, lines of credit (regardless of whether there is an outstanding balance under such line of credit) which KHC or Kinetics Group, Inc. is obligated to repay or, in the case of unused lines of credit, would become obligated to repay if drawn upon.

               7.5.29 "KHC Financial Statements" means the financial statements of KHC and its Affiliates for the periods ended as of and for each of the two years ended September 30, 2000, and September 30, 2001, and for the interim period ending December 31, 2001.

               7.5.30 "KHC Indemnified Parties" means those Persons entitled to the benefits of the indemnities from Company and Company Shareholders described in Section 6.1.1.

               7.5.31 The words "to the Knowledge of the Company" or "to the Company's Knowledge" and words of similar import shall mean the knowledge, after due inquiry, of any one of the Company Shareholders. The words "to the Knowledge of KHC, Fluid Systems and Merger Sub" or "to KHC's, Fluid Systems' and Merger Sub's Knowledge" and words of similar

PAGE 40 - AGREEMENT AND PLAN OF MERGER
import shall mean the knowledge, after due inquiry, of any one of the officers of KHC, Fluid Systems or Merger Sub.

               7.5.32 "Lien" means any mortgage, lien, pledge, security interest, encumbrance or other interest, consensual or otherwise, in property securing a monetary obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and any other option, charge, restriction, equity or claim against any property of any nature whatsoever. Liens shall not include inchoate liens relating to real or personal property taxes that are not yet due or payable or mechanics or materialman liens that arise in the ordinary course of business and which provide the claimant with the right to a assert or file a lien if payment is not made when due provided that the Company has not failed to make such payment when due.

               7.5.33 "Material Contract" means any loan, credit agreement, bond, note, mortgage, indenture, lease, contract, agreement, obligation, commitment, arrangement, understanding or instrument to which the Company is a party or by which its assets or properties are bound, involving actual or potential obligations or commitments that are material or that limits the freedom of the Company to compete with any Person or in any business.

               7.5.34 "Merger" shall have the meaning specified in the Background section of this Agreement.

               7.5.35 "Merger Sub" means Kinetics Acquisition Corporation, an Oregon corporation and a wholly owned Subsidiary of KHC.

               7.5.36 "Net Working Capital" means short-term assets less short-term liabilities of the Company according to GAAP.

               7.5.37 "Opening Balance Sheet" means the balance sheet of the Surviving Division, as measured immediately after the Second Step Merger.

               7.5.38 "Parties" means all Persons who are signatories to this Agreement.

               7.5.39 "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

               7.5.40 "Recapitalization Event" means a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction.

               7.5.41 "Restricted Business" means the design, manufacture, and repair of plastic high purity products and plastic chemical process equipment.

               7.5.42 "Returns" means all reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

PAGE 41 - AGREEMENT AND PLAN OF MERGER

               7.5.43 "Second Step Merger" shall have the meaning specified in the Background section of this Agreement.

               7.5.44 "Securities Act" means the federal Securities Act of 1933, as amended.

               7.5.45 "Shares" means both the Closing Shares and Escrow Shares.

               7.5.46 "Series A Preferred" shall mean the Series A Preferred Stock of KHC.

               7.5.47 A "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership, membership or partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

               7.5.48 "Surviving Corporation" means Merger Sub after the Effective Time, and Fluid Systems after the Second Step Merger.

               7.5.49 "Surviving Division" means the division of Fluid Systems that will operate the business of the Company following the Second Step Merger, and the books and records of which will be separately maintained during the Measurement Period (as defined in the Escrow Agreement).

               7.5.50 "Working Capital Adjustment" means the increase or decrease in Cash Consideration resulting from the difference between $3,750,000 and the amount of the Company's Net Working Capital, as more thoroughly described in Section 2.2.

               7.5.51 "Taxes" shall mean all (i) taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limitation, all income or profits taxes (including but not limited to federal and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums, and other taxes or similar governmental charges (ii) liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group; and (iii) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (i) or (ii).

        Section 7.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

PAGE 42 - AGREEMENT AND PLAN OF MERGER

        Section 7.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and are not intended to confer upon any Person other than the Parties any rights or remedies.

        Section 7.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oregon, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

        Section 7.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the Parties without the prior written consent of the other Party; provided however, that any Company Shareholder may upon death or disability assign any rights to payment hereunder to his or her heirs and/or legal representatives. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

        Section 7.10 Enforcement. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Oregon or in an Oregon state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Oregon or any Oregon state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Oregon or an Oregon state court.

        Section 7.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible and to the fullest extent permitted by applicable law.

        Section 7.12 Construction. This Agreement has been negotiated by the Company, KHC, Fluid Systems, Company Shareholders and Merger Sub and their respective counsel and shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against any Party.

        [REMAINDER OF THIS PAGE INTENTIONALLY BLANK -- SIGNATURES APPEAR
                               ON FOLLOWING PAGE]

PAGE 43 - AGREEMENT AND PLAN OF MERGER

KHC, Fluid Systems, Merger Sub, Company Shareholders and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

KINETICS FLUID SYSTEMS, INC.             POLY CONCEPTS, INC.


By:   /s/ John Goodman                   By:   /s/ John C. Holtz
      ---------------------------              ---------------------------
Name: John Goodman                       Name: John C. Holtz
      ---------------------------              ---------------------------
Its:  Vice President                     Its:  Pres./CFO
      ---------------------------              ---------------------------

KINETICS ACQUISITION CORPORATION                  COMPANY SHAREHOLDERS

By: /s/ John Goodman                     /s/ John C. Holtz
   ------------------------------        ----------------------------------
Name: John Goodman                       John Holtz
     ----------------------------        /s/ Roxanne S. Holtz
Its: Vice President                      ----------------------------------
    -----------------------------        Roxanne Holtz
                                         /s/ Patrick Dunn
                                         ----------------------------------
                                         Patrick Dunn

KINETICS HOLDINGS CORPORATION

By: /s/ John Goodman
   ------------------------------
Name: John Goodman
     ----------------------------
Its: Vice President
    -----------------------------

PAGE 44 - AGREEMENT AND PLAN OF MERGER

EXHIBIT LIST

EXHIBIT A -- Escrow Agreement
EXHIBIT B -- Employment Agreement
EXHIBIT C -- Shareholder Agreement
EXHIBIT D -- Legal Opinion of Preston Gates & Ellis LLP
EXHIBIT E -- Legal Opinion of Davis Wright Tremaine LLP



PAGE 45 - AGREEMENT AND PLAN OF MERGER

                                    EXHIBIT A

                                Escrow Agreement

                                ESCROW AGREEMENT

        THIS ESCROW AGREEMENT ("Escrow Agreement") is made and entered into as of ______________, 2002 ("Effective Time"), by and among (i) KINETICS HOLDING CORPORATION, a California corporation ("KHC"), (ii) the Shareholders (the "Holders") of POLY CONCEPTS, INC., an Oregon corporation (the "Company"), (iii) Roxanne Holtz, as the representative of the Holders (the "Holders' Representative"), and (iv) J.P. Morgan Trust Company, National Association, as escrow agent of the Escrow Shares (the "Escrow Agent").

                                    RECITALS

        A. On April 10, 2002, an Agreement and Plan of Merger ("Merger Agreement") was made and entered into among (i) KHC, (ii) Kinetics Fluid Systems, Inc., a California corporation ("Fluid Systems"), (iii) Kinetics Acquisition Corporation, an Oregon corporation and a wholly-owned subsidiary of KHC ("Merger Sub"), (iv) Company, and (v) the Holders.

        B. Pursuant to Section 2.1.1 and 2.1.2 of the Merger Agreement, Holders are to receive the Escrow Shares (which shares represent shares of the Series A Preferred of KHC) if the Surviving Division achieves certain financial performance goals as set forth in this Escrow Agreement.

        NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements contained in the Merger Agreement and in this Escrow Agreement, the parties agree as follows:

                                    AGREEMENT

1.      DEFINITIONS

        Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

2.      ESCROW AGENT

        KHC and the Holders hereby designate and appoint the Escrow Agent to serve in accordance with the terms, conditions and provisions of this Agreement. The Escrow Agent hereby agrees to act as escrow agent in accordance with the terms, conditions and provisions of this Agreement.

3.      ESTABLISHMENT OF ESCROW ACCOUNT

        (a) Deposit of Shares. Upon Closing, KHC shall immediately issue the Escrow Shares ("Initial Escrow Shares") according to the percentages set forth on Exhibit 3.1, and shall promptly deposit with Escrow Agent duly authorized share certificates registered in the

PAGE 1 - ESCROW AGREEMENT
respective names of the Holders as set forth in Exhibit 3.1 hereto. In the event any additional KHC capital shares result from any share dividend, reclassification, stock split, subdivision or combination of shares, recapitalization, merger or other events made with respect to any KHC Series A Preferred held in escrow under this Escrow Agreement ("Additional Shares"), KHC shall deliver certificates representing the Additional Shares to the Escrow Agent, which shall also be held in escrow (and, as required under this Escrow Agreement, shall be released from escrow). Unless otherwise indicated, as used in this Escrow Agreement, the term "Escrow Shares" includes the Initial Escrow Shares and any Additional Shares. In the event of a reduction in the capital shares due to a reverse stock split the number of Escrow Shares shall be adjusted accordingly. The Escrow Agent agrees to accept delivery of the Escrow Shares and to hold such Escrow Shares in escrow in accordance with this Escrow Agreement and to release the Escrow Shares out of escrow as provided in this Escrow Agreement.

        (b) Dividends; Voting and Rights of Ownership. Any cash dividends, dividends payable in property or other distributions of any kind (except for Additional Shares) made in respect of the Escrow Shares shall also be held in escrow ("Escrow Funds") (and, as required under this Escrow Agreement, shall be released from escrow), and for the purposes of this Escrow Agreement, shall constitute part of the "Escrow Shares." Each Holder shall have the right to vote the Escrow Shares held in escrow for the account of such Holder so long as such Escrow Shares are held in escrow. While the Escrow Shares remain in the Escrow Agent's possession pursuant to this Escrow Agreement, the Holders shall retain and shall be able to exercise all other incidents of ownership of the Escrow Shares that are not inconsistent with the terms and conditions hereof.

        (c) No Encumbrance. None of the Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law or by a Holder, or may be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of a Holder, prior to the delivery of the Escrow Shares by the Escrow Agent or KHC to such Holder pursuant to this Escrow Agreement.

        (d) Power to Transfer Escrow Shares. The Escrow Agent is hereby granted the power to effect any transfer of the Escrow Shares provided for in this Escrow Agreement.

4.      RELEASE FROM ESCROW

        (a) Financial Goals. The Escrow Shares are to be released by the Escrow Agent to Holders when and if the Company, as a division of Fluid Systems after Closing ("Surviving Division"), meets or exceeds the financial goals as detailed on Exhibit 4.1 hereto (hereinafter, the "Financial Goals") measured for performance for the time period commencing May 1, 2002, and ending April 30, 2003 (the "Measurement Period"). If the Surviving Division meets the Financial Goals during the Measurement Period (as measured at the end of the Measurement Period), then the Escrow Agent shall release the Escrow Shares to Holders. If the Surviving Division does not meet the Financial Goals by the end of the Measurement Period, then the Escrow Agent shall release the Escrow Shares to KHC. At all times during the Measurement Period, Fluid Systems shall keep separate statements and records for the Surviving Division to facilitate the clear and convenient measurement of the Financial Goals.

PAGE 2 - ESCROW AGREEMENT

        (b) Access to Financial Information. At all times during the Measurement Period, Fluid Systems shall grant to Holders' Representative, in Sherwood Oregon, access to all information that is relevant to the calculation of the Financial Goals, including but not limited to financial statements, purchase orders, invoices, shipping reports, and shipment analysis reports. Holders' Representative shall provide reasonable advance notice to Fluid Systems prior to review of such information, and shall conduct the review at times and in a manner that is not disruptive of the business of Fluid Systems.

        (c) Determination of Achievement of Financial Goals. Within thirty (30) days following the end of the Measurement Period, KHC shall determine whether the Financial Goals have been met. If KHC fails to instruct the Escrow Agent to return the Escrow Shares to KHC within this thirty (30) day period, the Escrow Agent shall automatically and without further instructions release the Escrow Shares to the respective Holders. If KHC determines that the Financial Goals have not been met, KHC shall within such 30 day period instruct the Escrow Agent to return the Escrow Shares to KHC, with a copy of such instruction to Holders' Representative. KHC shall also provide the Holders' Representative all financial reports, records, and other documentation upon which it relied in making its determination. If Holders' Representative disagrees with KHC's determination, the Holders' Representative may within sixty (60) days following its receipt of KHC's instruction state in writing to KHC and the Escrow Agent that it believes the Financial Goals have been met ("Contest Notice") and provide documentation to KHC supporting its conclusion. If the Holders' Representative has not delivered a Contest Notice within this sixty (60) day period, the Escrow Agent shall within ten (10) days of this period automatically and without further instructions promptly release the Escrow Shares to KHC.

        (d) Contested Release. If the Holders' Representative gives a Contest Notice to KHC and the Escrow Agent contesting KHC's determination within the period provided above, then such matter shall be deemed to be in dispute and is hereinafter referred to as an "Arbitrable Claim." If a timely Contest Notice is received by the Escrow Agent and KHC, then the Escrow Agent shall hold the Escrow Shares until Escrow Agent receives either: (i) a settlement agreement executed by KHC and the Holders setting forth a resolution of the dispute ("Settlement Agreement") or, (ii) a copy of the final award or decision of the arbitrator and setting forth the required distribution ("Distribution Award"). Upon receipt of either of the above, the Escrow Agent shall, within ten (10) Business Days of receipt of the Settlement Agreement or the Distribution Award, as applicable, release the Escrow Shares as specified in the Settlement Agreement or the Distribution Award, as applicable. If the Escrow Agent institutes an action for interpleader as a result of a dispute between the parties, the parties hereby agree to jointly seek to stay such interpleader action pending the resolution of any arbitration commenced by the parties or, if the parties are unable to agree, pursuant to this Section (d).

        (e) Arbitration.

            (i) CPR Rules. Any Arbitrable Claim, and any dispute between the Holders and KHC under this Escrow Agreement, shall be submitted to final and binding arbitration in Portland, Oregon, which arbitration shall, except as herein specifically stated, be conducted in accordance with the CPR Non-Administered Arbitration Rules (the "CPR Rules") then in effect; provided, however, that the parties agree first to try in good faith to resolve any Arbitrable Claim

PAGE 3 - ESCROW AGREEMENT
by mediation under the CPR Mediation Procedure for Business Disputes, before resorting to arbitration; provided, further, that, in the event of an arbitration, the arbitration provisions of this Escrow Agreement shall govern over any conflicting rules which may now or hereafter be contained in the CPR Rules.

            (ii) Binding Effect. The final decision of the arbitrator shall be a reasoned opinion based on applicable law and furnished in writing to the Escrow Agent, the Holders' Representative, the Holders and KHC and will constitute a conclusive determination of the issue in question, binding upon the Holders, the Holders' Representative, and KHC. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve an Arbitrable Claim. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof.

            (iii) Compensation of Arbitrator. Any such arbitration shall be conducted before a single arbitrator, who will be compensated for his or her services, as provided below in Section (v), at a rate to be determined by the parties or pursuant to the CPR Rules, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event KHC and the Holders' Representative are not able to agree upon his or her rate of compensation.

            (iv) Selection of Arbitrator. The parties shall select the arbitrator by mutual agreement promptly following initiation of arbitration in accordance with the CPR Rules; provided, however, if the parties are unable to reach such agreement within twenty (20) days of initiation, the CPR shall have the authority to select an arbitrator from a list of arbitrators who are partners in a nationally or regionally recognized firm of independent certified public accountants from the management advisory services department (or comparable department or group) of such firm or who are partners in a major law firm; provided, however, that such accounting firm or law firm cannot be a firm that has within the last three years rendered, or is then rendering, services to any party hereto or, in the case of a law firm, appeared, or is then appearing, as counsel of record in opposition to any party hereto. Any arbitrator selected to serve shall be qualified by training and experience for the matters for which such arbitrator is designated to serve.

            (v) Payment of Costs. The prevailing party in any arbitration shall be entitled to an award of attorneys' fees and costs, and all costs of arbitration, including those provided for above, will be paid by the losing party, subject in each case to a determination by the arbitrator as to which party is the prevailing party and the amount of such fees and costs to be allocated to such party. Each Holder in the proportions set forth on Exhibit 3.1 will reimburse any amounts payable to KHC by or on account of the Holders under this subsection; provided, however, that all Holders shall be jointly and severally liable for amounts payable to KHC under this subsection.

            (vi) Terms of Arbitration. The arbitrator chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Escrow Agreement, the Merger Agreement or any other documents that are executed in connection therewith.

PAGE 4 - ESCROW AGREEMENT

            (vii) Exclusive Remedy. Arbitration or mediation under this Section
(vii) shall be the sole and exclusive remedy of the parties for any Arbitrable Claim arising out of this Escrow Agreement.

5.      RESPONSIBILITIES OF ESCROW AGENT

        (a) Responsibilities of the Escrow Agent. The acceptance by the Escrow Agent of its duties under this Agreement is subject to the following terms and conditions, which the parties to this Agreement hereby agree shall govern and control with respect to such Escrow Agent's rights, duties, liabilities and immunities:

            (i) The Escrow agent shall act hereunder as depository only, and it shall not be responsible or liable in any manner whatsoever for the sufficiency of the share certificates and Escrow Funds deposited with it. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement, and no further duties or responsibilities shall be implied. Except for the defined terms in the Merger Agreement, the Escrow Agent shall not have any liability under, nor duty to inquire into the terms and provisions of any agreements or instructions, other than outlined in this Agreement.

            (ii) The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document furnished to it, not only as to its due execution and the validity and effectiveness of its provisions but also as to the truth and acceptability of any information therein contained, which it in good faith believes to be genuine and what it purports to be.

            (iii) The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, or for any mistake of fact or law or for anything which it may do or refrain from doing in connection herewith, except for fraud, gross negligence, willful misconduct or for any action taken or omitted in bad faith that a court of competent jurisdiction determines was the primary cause of a loss to KHC or the Holders. The Escrow Agent shall not incur any liability for following the instructions herein contained or expressly provided for, or written instructions given by both parties hereto. KHC and the Holders, jointly and severally, covenant and agree to indemnify and hold the Escrow Agent and its directors, officers, agents and employees (collectively, the "Indemnitees") harmless from and against any and all liabilities, losses, damages, fines, suits, actions, demands, penalties, costs and expenses, including out-of-pocket, incidental expenses, legal fees and expenses, the allocated costs and expenses of in-house counsel and legal staff and the costs and expenses of defending or preparing to defend against any claim ("Damages") that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them for following any instruction or direction upon which the Escrow Agent is authorized to rely pursuant to the terms of this Agreement. In addition to and not in limitation of the immediately preceding sentence, KHC and the Holders, jointly and severally, also covenant and agree to indemnify and hold the Indemnitees and each of them harmless from and against any Damages that may be imposed on, incurred by, or asserted against the Indemnitees or any of them in connection with or arising out of the Escrow Agent's performance under this Agreement, provided the Escrow Agent has not acted with fraud, gross negligence or bad faith or engaged in willful misconduct. The provisions of this
Section 5 shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent for any


PAGE 5 - ESCROW AGREEMENT
reason. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of such loss or damage and regardless of the form of action.

            (iv) In the administration of this Agreement and the Escrow Shares hereunder, the Escrow Agent may consult with counsel for accountants to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel or accountant.

            (v) The Escrow Agent shall have no duties except those which are expressly set forth herein, and it shall not be bound by any notice of a claim, or demand with respect thereto, or any waiver, modification, amendment, termination or rescission of this Agreement, unless in writing received by it.

            (vi) The Escrow Agent may resign at any time by giving written notice thereof to KHC and the Holders' Representative, but such resignation shall not become effective until a successor Escrow Agent mutually agreed to by KHC and the Holders' Representative shall have been appointed and shall have accepted such appointment in writing. If an instrument of acceptance by a successor Escrow Agent shall not have been delivered to the Escrow Agent within thirty (30) days after the giving of such notice of resignation, the resigning Escrow Agent may, at the joint and several expense of KHC and the Holders, petition any court of competent jurisdiction for the appointment of a successor Escrow Agent. The Escrow Agent shall have the right to withhold an amount from the Escrow Fund equal to the amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the appointment of a successor Escrow Agent. Any corporation or association into which the Escrow Agent in its individual capacity may have merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation or association to which all or substantially all of the corporate trust business of the Escrow Agent in its individual capacity may be sold or otherwise transferred, shall be the Escrow Agent under this Agreement without further act.

6.      FEE

        The Escrow Agent will be paid by KHC as billed for services hereunder in accordance with the fee schedule attached hereto as Exhibit 6. If the Escrow Agent is made a party to litigation with respect to the property held hereunder, or brings an action in interpleader, or the Escrow Agent is required to render any service not provided for in this Escrow Agreement and fee schedule, or there is any assignment of the interests under this Escrow Agreement or any modification hereof, the Escrow Agent shall be entitled to reasonable compensation from KHC for such extraordinary services and reimbursement for all fees, costs, liability, and expenses, including attorneys' fees.

7.      HOLDERS' REPRESENTATIVE

PAGE 6 - ESCROW AGREEMENT

        For purposes of this Escrow Agreement, the Holders have, by the execution of this Escrow Agreement, consented to the appointment of the Holders' Representative as representative of the Holders and as the attorney-in-fact for and on behalf of each Holder, and, subject to the express limitations set forth below, the taking by the Holders' Representative of any and all actions and the making of any decisions required or permitted to be taken by Holders' Representative under this Escrow Agreement, including but not limited to the exercise of the power to: (i) authorize delivery to KHC of the Escrow Shares, or any portion thereof, (ii) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to disputes under this Escrow Agreement, and
(iii) take all actions necessary in the judgment of the Holders' Representative for the accomplishment of the foregoing and all of the other terms, conditions, and limitations of this Escrow Agreement. The Holders' Representative shall have unlimited authority and power to act on behalf of each Holder with respect to this Escrow Agreement (including without limitation the amendment of the terms hereof) and the disposition, settlement, or other handling of all claims, rights, or obligations arising under this Escrow Agreement so long as all Holders are treated in the same manner. The Holders shall be bound by all actions taken by the Holders' Representative in connection with this Escrow Agreement, and KHC and the Escrow Agent shall be entitled to rely on any action or decision of the Holders' Representative. In performing Holders' Representative's functions hereunder, the Holders' Representative shall not be liable to the Holders in the absence of gross negligence or willful misconduct. The Holders' Representative shall not be entitled to receive any compensation from KHC or out of the Escrow Shares in connection with this Escrow Agreement. The Holders will pay any out-of-pocket costs and expenses reasonably incurred by the Holders' Representative in connection with actions taken pursuant to the terms of this Escrow Agreement to the Holders' Representative in proportion to their percentage interests in the Escrow Shares.

8.      TERMINATION

        This Escrow Agreement and the escrow created hereby shall terminate following the Escrow Agent's delivery of all Escrow Shares to the Holders or KHC in accordance with the terms of this Agreement.

9.      MISCELLANEOUS PROVISIONS

        (a) Attorneys' Fees. In the event of any action to enforce any provision of this Escrow Agreement, or on account of any default under or breach of this Escrow Agreement, the prevailing party in such action shall be entitled to recover, in addition to all other relief, from the other party all attorneys' fees incurred by the prevailing party in connection with such action (including, but not limited to, any appeal thereof).

        (b) Entire Agreement. This Escrow Agreement constitutes the final and entire agreement among the parties with respect to the subject matter hereof and supersedes all prior arrangements or understandings.

        (c) Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered by hand, (ii) when transmitted by telecopier (with confirmation), provided that a copy is sent at about the same time by registered

PAGE 7 - ESCROW AGREEMENT
mail, return receipt requested, (iii) one business day after mailed, if sent by Express Mail, FedEx, or other nationally recognized express delivery service, or
(iv) three days after mailed, if sent by registered or certified mail, return receipt requested, to the addressee at the following addresses or telecopier numbers (or to such other address or telecopier number as a party may specify by notice given to the other party pursuant to this provision):

If to the Holders or Holder's Representative:   Roxanne Holtz
                                                7100 SW Norwood Road
                                                Tualatin, OR 97062
                                                Telephone: (503) 673-0228

        With copies to:                         Mr. Patrick A. Dunn
                                                15545 NW Norwich Circle
                                                Beaverton, OR 97006
                                                Telephone: (503) 645-8507 phone

                                                Mr. John Holtz
                                                7100 SW Norwood Road
                                                Tualatin, OR 97062
                                                Telephone: (503) 673-0228

                                                Randall B. Bateman, Esq.
                                                Preston Gates & Ellis LLP
                                                Suite 1400
                                                222 SW Columbia Street
                                                Portland OR  97201-6632
                                                Telephone:   503 228-3200
                                                Facsimile:   503 248-9085

If to KHC:                                      Mr. John Goodman
                                                Kinetics Group
                                                2805 Mission College Boulevard
                                                Santa Clara, CA  95054
                                                Telephone:   408 727-7740
                                                Facsimile:   408 567-0196

        With a copy to:                         Timothy M. Dozois, Esq.
                                                Davis Wright Tremaine
                                                2300 First Interstate Tower
                                                1300 SW Fifth Avenue
                                                Portland OR  97201
                                                Telephone: 503 241-2300 (Main)
                                                           503 778-5422 (Direct
                                                           Dial)
                                                Facsimile: 503 778-5299

PAGE 8 - ESCROW AGREEMENT

If to the Escrow Agent, to:                     Mr. Douglas Wilson
                                                J.P. Morgan Trust Company, N.A.
                                                One Oxford Centre, Suite 1100
                                                301 Grant Street
                                                Pittsburgh, PA  15219
                                                Telephone:   ___________________
                                                Facsimile:   412 291-2070


or to such other person as shall be designated in writing by any such party.

        (d) Parties in Interest. This Agreement shall be binding upon and insure to the benefit of KHC, the Holders, and the Escrow Agent and their respective successors and permitted assigns.

        (e) Execution by Escrow Agent. The execution of this Agreement by the Escrow Agent shall evidence its acceptance and agreement of the terms hereto.

        (f) Changes. The terms of this Escrow Agreement may not be modified or amended, or any provisions hereof waived, temporarily or permanently, except pursuant to the written agreement of the parties.

        (g) Amendment and Termination. This Agreement may be amended or terminated by and upon written notice to the Escrow Agent at any time given jointly by KHC and the Holders' Representative, but the duties or responsibilities of the Escrow Agent may not be amended or modified without its consent.

        (h) Severability. If any term or provision of this Escrow Agreement or the application thereof as to any person or circumstance shall to any extent be invalid or unenforceable, the remaining terms and provisions of this Escrow Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Escrow Agreement shall be valid and enforceable to the fullest extent permitted by law.

        (i) Counterparts. This Escrow Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument. The execution and delivery of an Escrow Agreement - Signature Page in the form annexed to this Escrow Agreement by any party hereto who shall have been furnished the final form of this Escrow Agreement shall constitute the execution and delivery of this Escrow Agreement by such party.

        (j) Headings. The headings of the various sections of this Escrow Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Escrow Agreement.

PAGE 9 - ESCROW AGREEMENT

        (k) Governing Law. This Escrow Agreement shall be construed and controlled by the laws of the State of Oregon without regard to the principles of conflicts of laws. The parties consent to the exclusive jurisdiction and venue in the state and federal courts in Multnomah County, Oregon.

        (l) Binding Effect. This Escrow Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, affiliates, successors and assigns.

         (the remainder of this page has been intentionally left blank)

PAGE 10 - ESCROW AGREEMENT

                       ESCROW AGREEMENT -- SIGNATURE PAGE

        IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the day and year first above written.

HOLDERS' REPRESENTATIVE                    KINETICS HOLDING CORPORATION

By:                                        By:
   ----------------------------------         ----------------------------------
Name:                                      Name:
     --------------------------------           --------------------------------
Its:                                       Its:
     --------------------------------           --------------------------------

HOLDERS                                    J.P. MORGAN TRUST COMPANY

                                           By:
-------------------------------------         ----------------------------------
Patrick A. Dunn                            Name:
                                                --------------------------------
-------------------------------------      Its:
Roxanne S. Holtz                               ---------------------------------

-------------------------------------
John Holtz

PAGE 11 - ESCROW AGREEMENT

                                   EXHIBIT 3.1
                              INITIAL ESCROW SHARES

HOLDER                                INITIAL ESCROW SHARES                 % OF TOTAL
John Holtz                                 420,074                             300/452
Roxanne Holtz                               22,404                              16/452
Patrick Dunn                               190,433                             136/452
TOTAL                                      632,911                             100%






PAGE 1 - EXHIBIT 3.1 TO ESCROW AGREEMENT

                                   EXHIBIT 4.1
                                 FINANCIAL GOALS

        The Holders' receipt of the Escrowed Shares shall be subject to Surviving Corporation's achievement of a minimum aggregate Gross Profit (i.e., GROSS PROFIT: the difference between net sales and the cost of goods sold) from Designated Business between the first day of the calendar month following the execution of this Agreement and the first anniversary of such date (the "Measurement Period"), of $5,000,000.

        For purposes of this measurement, Gross Profit is calculated on the gross revenues accrued from Designated Business during the Measurement Period under generally accepted accounting principles, applied on a basis consistent with the accounting practices applied to generate the Company's reviewed financial statements for the year ending December 31, 2001.

        For purposes of this measurement, "Designated Business" means sales of products and services of the type sold or under development by the Company prior to the Measurement Period, but shall not include existing products and services of KHC or its affiliates that are listed on the attached schedule and currently sold to the following specific customers: Intel Corporation, Novellus, and their contractors and/or subcontractors (the "Identified Customers").

        In order to assure meaningful measurement of Gross Profit, for purposes of such measurement, the Surviving Corporation shall continue to receive sole benefit of and be solely responsible for the Designated Business during the Measurement Period.

PAGE 1 - EXHIBIT 4.1 TO ESCROW AGREEMENT

                                    EXHIBIT 6
                            ESCROW AGENT FEE SCHEDULE



PAGE 1 - EXHIBIT 6 TO ESCROW AGREEMENT

                                    EXHIBIT B

                              Employment Agreement

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into this _____ day of __________, 2002, by and between Kinetics Fluid Systems, Inc., a California corporation ("Employer") and Roxanne Holtz ("Employee").


                                    RECITALS

        A. Employer is a California corporation, and is a designer and manufacturer of high purity products and chemical process equipment. Employer is engaged in that business as a consequence of a corporate merger between Poly Concepts, Inc. ("PCI") and Kinetics Acquisition Corporation, both Oregon corporations, which in turn merged with Employer ("Merger").

    B. Employee was formerly employed by PCI and Employer desires to retain Employee by reason of Employee's experience, training and ability to perform services for and behalf of the Employer. Employee desires to accept such employment upon the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in reliance upon the foregoing Recitals, and the mutual covenants hereinafter set forth, the parties agree as follows:

                                         AGREEMENT

        1. EMPLOYMENT. Employer hereby agrees to employ Employee and Employee hereby agrees to serve Employer as an "at-will" employee. Employee's employment with Employer will commence upon the closing of the Merger ("Closing"). While in the employ of Employer, Employee shall devote Employee's full business time, skill, energy and attention to the business of Employer, and shall perform Employee's duties in a diligent, trustworthy, businesslike and efficient manner, all for the purpose of advancing the business of Employer. Employer shall be entitled to all the benefits, profits, and other issues arising from, or incident to, all work, services, and advice of Employee.

        2. TERM. This Agreement shall have no fixed term but shall be "at-will" employment that may be terminated by Employer or Employee at any time and for any reason.

        3. DUTIES. Employee shall have the corporate title of Business Integration Director, and Employee's general job description is set forth on Exhibit A, attached hereto and by reference incorporated herein ("Scope of Services"). Employee shall perform duties and responsibilities required of such Employee within the Scope of Services, and shall perform in a faithful and competent manner such additional duties as may be reasonably assigned from time


Page 1 - EMPLOYMENT AGREEMENT FOR ROXANNE HOLTZ to time by the General Manager of the Poly Concepts division. Employee shall report to the General Manager of the Poly Concepts division.

        4. COMPENSATION. As Employee's entire compensation for all services rendered to Employer under this Agreement, in whatever capacity rendered, the Employee shall have and receive the following:

               4.1 BASE COMPENSATION. Regular annual compensation ("Base Compensation") at the rate of one hundred five thousand dollars ($105,000) based on a forty (40) hour work week schedule, payable in accordance with the standard pay periods of Employer as may be in effect from time to time. If Employee chooses to work a reduced schedule of thirty (30) hours, the Base Compensation will be reduced proportionately to the reduction in hours. At such time as the regular annual compensation of the other executive employees of Employer is evaluated or adjusted, Employer agrees to evaluate, and if appropriate, adjust the Base Compensation of Employee based on the determination of the Board of Directors of Employer. The Base Compensation shall be subject to withholding for federal, state and local payroll and all other taxes or withholdings applicable to Employee.

               4.2 INCENTIVE COMPENSATION. In addition to the Base Compensation, Employee shall be entitled to a retention bonus and an incentive bonus (collectively "Incentive Compensation") as detailed on Exhibit B, attached hereto and by reference incorporated herein.

               4.3 BENEFITS. Employee shall be entitled to participate in the insurance, vacation, sick leave and other fringe benefits made available generally to employees of Employer, as such benefits may be determined from time to time by Employer's Board of Directors; provided, however that during the first year after Closing Employee's benefits will be governed by Employer's standard policy subject to any required adjustments to benefits as set forth in the integration plan approved by both parties.

               4.4 SEVERANCE BENEFIT. In addition to Base Compensation and Incentive Compensation, in the event of a Constructive Discharge under Section
8.4 or a termination by Employer without Cause under Section 8.7. Employee is only entitled to severance benefits ("Severance Benefits") equal to monthly salary times the number of full months remaining between such termination and the second anniversary of Closing. In the event of a Constructive Discharge due to a reduction in salary, Severance Benefits will be determined based on the Base Compensation prior to the reduction. Following the second anniversary of Closing, Employee is entitled to Severance Benefits in accordance with Employer's standard severance. If this Agreement is terminated as a result of death under Section 8.1, illness or disability under Section 8.2, by Employer for Cause under Section 8.3 or by Employee without Cause under Section 8.6, then Employee shall be entitled to no Severance Benefit.

               4.4 BUSINESS EXPENSES. Employer agrees to reimburse Employee for reasonable and necessary business expenses incurred by Employee in furthering the business interests of Employer, all in accordance with Employer's standard policies and practices.

                                 Page 2 - EMPLOYMENT AGREEMENT FOR ROXANNE HOLTZ

        5. AUTHORITY. Employee shall promptly deposit all funds derived by Employer and received by Employee in appropriately denoted bank accounts of Employer.

        6. BOND. Employee agrees to provide to Employer such information as Employer may reasonably require to apply for a fiduciary bond in such amount as deemed appropriate by Employer. The cost of such bond shall be borne solely and only by Employer. Employer's ability to obtain such bond shall not be deemed a condition of employment.

        7.     PROTECTION OF BUSINESS INTERESTS.

               7.1 EMPLOYER OWNERSHIP OF CONFIDENTIAL DATA. Other than as required to perform Employee's duties in accordance with this Agreement and for the purposes of furthering the business of Employer, Employee shall not use or otherwise appropriate for Employee's own benefit or for the benefit of others, any knowledge or information with respect to Employer and its affiliates' business that is not generally known by persons not employed by or affiliated with Employer, including all trade secrets, customers lists, development, strategy, financial, pricing, marketing or technical information (hereinafter referred to as the "Confidential Data"). Employee agrees to return all Confidential Data and other property of Employer immediately upon termination of employment, including all handbooks, training materials, reports, policy statements, research, programs, customer and prospect lists, mailing lists and other documents obtained by Employee as a result of her employment with Employer or PCI.

               7.2 CONFIDENTIALITY. Because the work for which Employee is employed, and upon which Employee will be engaged, will include knowledge and information of a confidential nature to, and the secret property of Employer and/or its affiliates, Employee will receive all Confidential Data in confidence and will not, except as required in the conduct of Employer's business, or authorized in writing by Employer, publish, disclose or use or authorize, or make it possible for anyone else to publish, disclose or make use of any such Confidential Data, unless and until such information and knowledge shall have ceased to be secret or confidential as evidenced by general public knowledge. This prohibition as to publication and disclosure shall not restrict Employee in the exercise of Employee's technical skill, provided that the exercise of such skill does not involve the disclosure to others, or use by Employee, of Confidential Data.

               7.3 COVENANT NOT TO COMPETE. Employee further covenants and agrees that at no time while in the employ of Employer, or for two (2) years immediately following the termination of Employee's employment for Cause pursuant to Section 8.3 or by Employee without Cause under Section 8.6, will Employee for himself or on behalf of any other person, persons, firm, partnership, corporation, limited liability company or other company, (i) engage in a business similar to Employer's business within the United States, (ii) directly or indirectly solicit or attempt to solicit the business or patronage of any person, firm, corporation, limited liability company or partnership within said area for the purpose of selling products or services similar to those distributed or provided by Employer, (iii) induce or attempt to induce any employee of Employer or any of its affiliates to terminate such employee's association with Employer or any of its affiliates, (iv) make any oral or written statements or communications which, directly or indirectly, disparage, criticize, degrade, demean, insult or otherwise cast in an unfavorable light Employer, its reputation, its business strategies, or the reputation of any of its

                                 Page 3 - EMPLOYMENT AGREEMENT FOR ROXANNE HOLTZ
affiliates, employees, shareholders, directors or officers, or (v) perform such other incidental business and services as are now engaged in by Employer. For the purpose of this Agreement, engaging in "a business similar to Employer's business" means selling products or services that have the same end-use by the customer.

               7.4 COMPLIANCE WITH EMPLOYER POLICIES. Employee acknowledges that in the course of performing Employee's duties for Employer, Employee will have access to Confidential Data, the ownership and confidential status of which are highly important to Employer, and Employee agrees in addition to the specific covenants contained herein, to comply with all of Employer's policies and procedures for the protection of such information. Employee also acknowledges that all such information is and shall continue to be the exclusive property of Employer, whether or not prepared in whole or in part by Employee and whether or not disclosed to or entrusted to Employee in connection with employment by Employer. Finally, Employee agrees to exercise a high degree of care in safeguarding such information against loss, theft or other inadvertent disclosure and agrees generally to take all steps reasonably necessary or requested by Employer to ensure the maintenance of confidentiality.

               7.5 ACKNOWLEDGEMENT OF REASONABLENESS. The employment and post-employment covenants contained in this Agreement are considered by the parties to be fair, reasonable and integral for the protection of Employer. The parties mutually agree that if a violation of any of these covenants occurs, such violation or any threatened violation will cause irreparable injury to Employer and the remedy at law for any such violation or threatened violation will be inadequate. The parties acknowledge that these covenants will survive, and remain in effect and enforceable after, termination of this Agreement.

        8.     TERMINATION.

               8.1 DEATH. This Agreement shall automatically terminate upon the death of Employee. Employer shall be obligated to pay to Employee's legal representative all Base Compensation and Incentive Compensation earned by or accrued for the benefit of Employee through the date of death.

               8.2 ILLNESS OR DISABILITY. If Employee is ill or disabled, necessitating Employee's absence from the work place for a consecutive period in excess of one hundred eighty (180) days, then, Employer shall have the absolute right to terminate this Agreement. Employer shall be obligated to pay to Employee or Employee's legal representative all Base Compensation and Incentive Compensation earned by or accrued for the benefit of Employee through the date of termination, all in accordance with Employer's standard policies relating to sick leave and absences.

               8.3 TERMINATION BY EMPLOYER FOR CAUSE. Employer may terminate this Agreement for "Cause" if Employee (i) continually (by act or omission) fails to perform Employee's job duties in accordance with the terms of this Agreement and in accordance with the reasonable direction of the Board of Directors of Employer, (ii) is convicted of, pleads guilty to, or confesses to a felony or any crime involving any act of dishonesty, fraud, misappropriation, embezzlement or moral turpitude, or (iii) engages in any fraudulent, disloyal

                                 Page 4 - EMPLOYMENT AGREEMENT FOR ROXANNE HOLTZ
or unprofessional conduct which results in material injury to Employer or its affiliates, monetarily or otherwise. Prior to terminating this Agreement and Employee's employment as a result of subsection (i) above or as a result of disloyal or unprofessional conduct, Employer shall give Employee written notice detailing the specific acts, actions, failures, or events upon which the termination will be based, and Employee shall have thirty (30) days after such written notice to cease such actions or otherwise correct any such failure or breach. During this thirty (30) day cure period, Employee shall have a right to discuss the circumstances of the warning notice in a meeting with the Chief Executive Officer, Vice President of Human Resources, and at Employer's option either a director, General Counsel or the Chief Financial Officer. If Employee does not cease such action or otherwise correct such failure or breach within such thirty day time period, or having twice received such written notice and ceased such actions or corrected such failure or breach, Employee at any time thereafter again so acts, fails or breaches, Employer may terminate this Agreement immediately. Employer shall be obligated to pay to Employee following a termination for Cause, all Base Compensation and Incentive Compensation earned by or accrued for the benefit of Employee through the date of termination.

               8.4 CONSTRUCTIVE DISCHARGE. Employee may terminate this Agreement pursuant to a "Constructive Discharge," which shall result if Employer does any of the following: (i) continually (by act or omission) fails to perform its obligations under this Agreement, (ii) reduces Employee's Base Compensation to an amount less than the Base Compensation in effect on the date of this Agreement, other than a proportionate reduction applicable to all employees of Employer, (iii) materially changes the Scope of Services, (iv) requires Employee to spend more than 30 nights in a year outside of the Portland area or (v) requires Employee to relocate Employee's residence to perform her duties under this Agreement. Prior to terminating this Agreement and Employee's employment as a result of any of the foregoing, Employee shall provide Employer a written notice detailing the specific acts, actions, failures or events upon which the termination is based within ninety (90) days after any such event. Employer shall thereafter have thirty (30) days to remedy the matter prior to the termination by Employee, and if so remedied such termination right shall no longer be available with respect to the matter so remedied. If Employee's employment is terminated by Employee as a result of a Constructive Discharge, then Employee shall be entitled to all Base Compensation and Incentive Compensation earned by or accrued for the benefit of Employee through the date of termination, together with the Severance Benefit.

               8.5 MUTUAL AGREEMENT. The parties may mutually agree to terminate this Agreement at any time.

               8.6 TERMINATION BY EMPLOYEE WITHOUT CAUSE. Employee may terminate her employment at any time and for any reason, and if such termination is not as the result of a Constructive Discharge as provided in Section 8.4. Employee agrees to provide at least two (2) weeks' notice prior to the date of a termination for other than Constructive Discharge. In the event of a termination by Employee other than for Constructive Discharge, Employee shall be entitled to all Base Compensation and Incentive Compensation earned by or accrued for the benefit of Employee through the date of termination, but shall not be entitled to any Severance Benefit.


                                 Page 5 - EMPLOYMENT AGREEMENT FOR ROXANNE HOLTZ

               8.7 TERMINATION BY EMPLOYER WITHOUT CAUSE. Employer may terminate Employee's employment at any time and for any reason, and if such termination is not as a result of death pursuant to Section 8.1, illness or disability pursuant to Section 8.2 or a termination for Cause pursuant to Section 8.3, then such termination shall be deemed to be a termination without Cause. Employer agrees to provide Employee with at least two (2) weeks' notice prior to the date of termination without Cause. In the event of a termination of Employee's employment by Employer without Cause, then Employer shall pay to Employee all Base Compensation and Incentive Compensation earned by or accrued for the benefit of Employee through the date of termination, together with the Severance Benefit.

               8.8 SCOPE OF SERVICES DURING NOTICE PERIOD. Employer and Employee acknowledge that once notice of termination without Cause is given pursuant to
Section 8.6 or 8.7, that it can be awkward or counterproductive to have the Employee at the workplace during the two- (2-) week period between the date of the notice of termination and the effective date of the termination. Employer may, at its discretion, waive the requirement that Employee provide services during this two- (2-) week period and simply maintain Employee on the payroll during that two- (2-) week period even though no services are being provided.

        9. INJUNCTIVE RELIEF. Employee acknowledges that the services to be rendered under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, Employee agrees that any breach or threatened breach by Employee of Section 7 of this Agreement shall entitle Employer, in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by Employee shall be construed as separable and divisible from every other restriction, that the enforceability of any one restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more of all of such restrictions may be enforced in whole or in part as the circumstances warrant. If any restriction in this Agreement is more restrictive than permitted by the laws of the jurisdiction in which Employer seeks enforcement thereof, such restriction shall be limited to the extent permitted by law.

        10. REPRESENTATIONS OF EMPLOYEE. Employee hereby represents, warrants and agrees that the execution of this Agreement and the performance of the terms and conditions hereof do not and shall not violate any other employment contract or commitment, express or implied, of Employee.

        11. NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by facsimile or email, with receipt confirmed, or sent by certified mail, return receipt requested, postage prepaid, as follows:

                                 Page 6 - EMPLOYMENT AGREEMENT FOR ROXANNE HOLTZ

               11.1   If to Employer:       Kinetics Fluid Systems, Inc.
                                            1643 Centre Point Drive
                                            Milpitas, CA 95055
                                            Attention John Goodman
                                            (408) 727-7740 phone
                                            (408) 567-0196 fax

               11.2   If to Employee:       Roxanne Holtz
                                            7100 SW Norwood Road
                                            Tualatin, OR 97062
                                            (503) 673-0228

Either party may change the address to which such communications are to be directed by giving written notice to the other party in the manner provided in this Section. Any notice given by mail shall be deemed given on the third (3rd) business day following such mailing.

        12.    GENERAL PROVISIONS.

               12.1 ENTIRE AGREEMENT. This Agreement contains all the terms and conditions agreed upon by the parties herein with reference to the subject matter hereof. No officers or employees of Employer have any authority to make any representation or promise not contained in this Agreement, and each of the parties hereto agrees that it, he or she has not executed this Agreement in reliance upon any such representations or promises.

               12.2 ASSIGNMENT. This Agreement contemplates the rendition of personal services by Employee and neither Employee's benefits nor obligations shall be assignable by Employee without the prior consent of Employer. This Agreement may not be assigned by Employer except to an affiliate, provided, however, that if Employer shall merge or effect a consolidation or share exchange with or into, or sell or otherwise transfer substantially all its assets to, another business entity, Employer may assign its rights to that business entity without the consent of Employee provided that it causes the business entity to assume Employer's obligations under this Agreement. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors and assigns.

               12.3 THIRD PARTY RIGHTS. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

               12.4 CAPTIONS. All section headings are inserted for convenience only and shall not be used in any way to modify, limit, construe or otherwise affect this Agreement.

               12.5 COUNTERPART. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. This Agreement shall be effective as of the date first above written, despite the fact that various dates of execution by the parties hereto may differ therefrom.


                                 Page 7 - EMPLOYMENT AGREEMENT FOR ROXANNE HOLTZ

               12.6 WAIVER. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of the complete compliance with representations, warranties, covenants or agreements contained herein. No waiver, modification or change shall be binding unless in writing and signed by the party making the waiver. A waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

               12.7 APPLICABLE LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Oregon applicable to contracts made and performed in that state.

               12.8 PARTIAL INVALIDITY. If any term(s) or provisions of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term(s) or provision(s) to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby. Each and every term of this Agreement shall be valid and enforced to the full extent possible permitted by law.

               12.9 INTERPRETATION. This Agreement is to be deemed to have been prepared jointly by the parties hereto, and if any inconsistencies or ambiguities exist herein, they shall not be interpreted or construed against either party as the drafter.

               12.10 GENDER. Whenever in this Agreement the context requires, references to the masculine shall be deemed to include the feminine and neuter, and reference to the singular shall be deemed to include the plural.

               12.11 FURTHER ASSURANCES. Each party hereto agrees to execute any and all documents and writings that may be necessary or expedient and to do other acts as will further the purposes hereof.

               12.12 DISPUTES AND GOVERNING LAW. Employer and Employee agree that any dispute arising in connection with, or relating to, this Agreement or the termination of this Agreement, to the maximum extent allowed by applicable law, shall be subject to resolution through informal methods and, failing such efforts, through binding arbitration. Either party may notify the other party of the existence of a dispute by written notice to the address indicated above in
Section 11. The parties shall thereafter attempt in good faith to resolve their differences within thirty (30) days after the receipt of such notice. If the dispute cannot be resolved within such thirty-day period, either party may file a written demand for arbitration with the other party. The arbitration shall proceed in accordance with the terms of the Federal Arbitration Act and the rules and procedures of the American Arbitration Association. A single arbitrator shall be appointed through the American Arbitration Association's procedures to resolve the dispute. Notwithstanding the foregoing, either party hereto shall be entitled to seek an injunction, temporary restraining order or other temporary relief pending final resolution through the procedures otherwise provided in this Section 12.12. The parties agree that in the event

                                 Page 8 - EMPLOYMENT AGREEMENT FOR ROXANNE HOLTZ
arbitration is necessary, the laws of the State of Oregon and any applicable federal law shall apply. The place of the arbitration shall be in Portland, Oregon. The award of the arbitrator shall be binding and conclusive upon the parties. Either party shall have the right to have the award made the judgment of a court of competent jurisdiction in the State of Oregon. The prevailing party in any arbitration, or any court proceeding brought to enforce an arbitration award, shall be entitled to reasonable attorney's fees and other cost and expenses, as determined by the court or arbitrator, incurred in the proceeding and in any subsequent appeals, in addition to any other relief to which the prevailing party is entitled.

               12.13 NO JOINT VENTURE. Nothing herein contained shall be construed to create a joint venture or partnership nor to create the relationship of principal and agent or of an association between Employer and Employee other than Employer and Employee.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first here and above written.

EMPLOYER: KINETICS FLUID            EMPLOYEE:
SYSTEMS, INC.

                                    -------------------------------------
                                    Roxanne Holtz
By:
   --------------------------------
Name:
     ------------------------------
Title:
      -----------------------------

                                 Page 9 - EMPLOYMENT AGREEMENT FOR ROXANNE HOLTZ

                                    EXHIBIT A

                                SCOPE OF SERVICES


                          BUSINESS INTEGRATION DIRECTOR

POSITION OBJECTIVE:      -   To successfully integrate Poly Concepts business
                             unit with Kinetics Fluid Systems organization
                             especially in terms of structure, processes,
                             resource Deployment and key areas of leverages.

KEY ROLES AND            -   Work with KFS Supply Chain organization to converge
RESPONSIBILITIES:            Poly Concepts supply base with KFS supply base.
                             Convergence includes (but not limited to) possible
                             consolidation of suppliers, participation in
                             commodity teams, possible assumption of "polymer"
                             commodity team, supply chain tools and systems,
                             etc.

                         - Work with KFS Operations to integrate Poly Concepts in key Operational initiatives such as inventory reduction program, supplier consignment program, quality roadmap, quotation process, transfer pricing agreements, SOP, etc.

                         -   Successfully integrate Poly Concepts Sales,
                             Service, Marketing and Marcom functions with KFS.

                         -   Perform the role of "Product Marketing" for Polymer
                             Outsource Manufacturing. Develop processes, resources and tools to make Poly Concepts become the center of excellence for polymer design, engineering, quotation and product strategy.

                         - Responsible for Poly Concepts sales forecast and capacity planning.

                         -   Act as the business process leader for Poly
                             Concepts system integration and migration (example, Agile, Oracle, etc).

                         -   May be asked to lead other projects as required.

                                Page 10 - EMPLOYMENT AGREEMENT FOR ROXANNE HOLTZ

                                    EXHIBIT B

                      DESCRIPTION OF INCENTIVE COMPENSATION

In addition to the Base Compensation, Employee will be entitled in the first year following the date of this Agreement to the following Incentive
Compensation: a retention bonus and incentive bonus.

Retention Bonus. The retention bonus will be in the amount of $179,400, payable in four equal payments beginning on the ninetieth (90th) day after the date of this Agreement, and at the end of each of the next three ninety (90) day periods; provided that no retention bonus will be accrued or paid subsequent to the termination of Employee's employment (a) by Employer for Cause pursuant to
Section 8.3 or (b) by Employee other than as a result of Constructive Discharge pursuant to Section 8.6. The retention bonus will be paid if the employment is terminated due to Employee's death or disability.

Incentive Bonus. The first year incentive bonus eligibility shall not exceed $35,398 to be paid following the first quarter-end after the one year anniversary of Closing, subject to Employee's achievement of the First Year Performance Target set forth below. After the first year, Employee will be eligible for annual incentive bonuses determined by Employer's standard incentive bonus formula, which shall not exceed twenty percent (20%) of her Base Compensation and which shall be subject to Employee's achievement of performance targets set for that year by the Employer.

FIRST YEAR PERFORMANCE TARGET

For the first year following Closing, Employee's incentive bonus shall be deemed earned in full upon (i) Employee's maintenance of uninterrupted employment with Employer for one year following Closing, (ii) the generation by the Surviving Division (as defined in the Merger Agreement) of at least $__,000,000 in gross sales during such period, and (iii) the generation by the Surviving Division of gross sales during such period that are at least $__,000,000 higher than the projected sales in the grounded sales forecast that is attached to this Agreement.

                                Page 11 - EMPLOYMENT AGREEMENT FOR ROXANNE HOLTZ

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into this _____ day of __________, 2002, by and between Kinetics Fluid Systems, Inc., a California corporation ("Employer") and Patrick Dunn ("Employee").


                                    RECITALS

        A. Employer is a California corporation, and is a designer and manufacturer of high purity products and chemical process equipment. Employer is engaged in that business as a consequence of a corporate merger between Poly Concepts, Inc. ("PCI") and Kinetics Acquisition Corporation, both Oregon corporations, which in turn merged with Employer ("Merger").

    B. Employee was formerly employed by PCI and Employer desires to retain Employee by reason of Employee's experience, training and ability to perform services for and behalf of the Employer. Employee desires to accept such employment upon the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in reliance upon the foregoing Recitals, and the mutual covenants hereinafter set forth, the parties agree as follows:

                                         AGREEMENT

        1. EMPLOYMENT. Employer hereby agrees to employ Employee and Employee hereby agrees to serve Employer as an "at-will" employee. Employee's employment with Employer will commence upon the closing of the Merger ("Closing"). While in the employ of Employer, Employee shall devote Employee's full business time, skill, energy and attention to the business of Employer, and shall perform Employee's duties in a diligent, trustworthy, businesslike and efficient manner, all for the purpose of advancing the business of Employer. Employer shall be entitled to all the benefits, profits, and other issues arising from, or incident to, all work, services, and advice of Employee.

        2. TERM. This Agreement shall have no fixed term but shall be "at-will" employment that may be terminated by Employer or Employee at any time and for any reason.

        3. DUTIES. Employee shall have the corporate title of Controller for the Poly Concepts division, and Employee's general job description is set forth on Exhibit A, attached hereto and by reference incorporated herein ("Scope of Services"). Employee shall perform duties and responsibilities required of such Employee within the Scope of Services, and shall perform in a faithful and competent manner such additional duties as may be reasonably assigned from time to time by the Senior Vice President of Finance and Administration. Employee shall report to the Senior Vice President of Finance and Administration.


Page 1 - EMPLOYMENT AGREEMENT FOR PAT DUNN

        4. COMPENSATION. As Employee's entire compensation for all services rendered to Employer under this Agreement, in whatever capacity rendered, the Employee shall have and receive the following:

               4.1 BASE COMPENSATION. Regular annual compensation ("Base Compensation") at the rate of one hundred twenty thousand dollars ($120,000), payable in accordance with the standard pay periods of Employer as may be in effect from time to time. At such time as the regular annual compensation of the other executive employees of Employer is evaluated or adjusted, Employer agrees to evaluate, and if appropriate, adjust the Base Compensation of Employee based on the determination of the Board of Directors of Employer. The Base Compensation shall be subject to withholding for federal, state and local payroll and all other taxes or withholdings applicable to Employee.

               4.2 INCENTIVE COMPENSATION. In addition to the Base Compensation, Employee shall be entitled to an incentive bonus, a retention bonus and signing bonus (collectively "Incentive Compensation") as detailed on Exhibit B, attached hereto and by reference incorporated herein.

               4.3 BENEFITS. Employee shall be entitled to participate in the insurance, vacation, sick leave and other fringe benefits made available generally to employees of Employer, as such benefits may be determined from time to time by Employer's Board of Directors; provided, however that during the first year after Closing Employee's benefits will be governed by Employer's standard policy subject to any required adjustments to benefits as set forth in the integration plan approved by both parties.

               4.4 SEVERANCE BENEFIT. In addition to Base Compensation and Incentive Compensation, in the event of a Constructive Discharge under Section
8.4 or a termination by Employer without Cause under Section 8.7. Employee is entitled to severance benefits ("Severance Benefits") equal to the greater of
(i) $12,500 or (ii) his monthly salary times the number of full months remaining between such termination and the second anniversary of Closing. In the event of a Constructive Discharge due to a reduction in salary, Severance Benefits will be determined based on the Base Compensation prior to the reduction. Following the second anniversary of Closing, Employee is only entitled to Severance Benefits in accordance with Employer's standard severance policy. If this Agreement is terminated as a result of death under Section 8.1, illness or disability under Section 8.2, by Employer for Cause under Section 8.3 or by Employee without Cause under Section 8.6, then Employee shall be entitled to no Severance Benefit.

               4.4 BUSINESS EXPENSES. Employer agrees to reimburse Employee for reasonable and necessary business expenses incurred by Employee in furthering the business interests of Employer, all in accordance with Employer's standard policies and practices.

        5. AUTHORITY. Employee shall promptly deposit all funds derived by Employer and received by Employee in appropriately denoted bank accounts of Employer.

Page 2 - EMPLOYMENT AGREEMENT FOR PAT DUNN

        6. BOND. Employee agrees to provide to Employer such information as Employer may reasonably require to apply for a fiduciary bond in such amount as deemed appropriate by Employer. The cost of such bond shall be borne solely and only by Employer. Employer's ability to obtain such bond shall not be deemed a condition of employment.

        7.     PROTECTION OF BUSINESS INTERESTS.

               7.1 EMPLOYER OWNERSHIP OF CONFIDENTIAL DATA. Other than as required to perform Employee's duties in accordance with this Agreement and for the purposes of furthering the business of Employer, Employee shall not use or otherwise appropriate for Employee's own benefit or for the benefit of others, any knowledge or information with respect to Employer and its affiliates' business that is not generally known by persons not employed by or affiliated with Employer, including all trade secrets, customers lists, development, strategy, financial, pricing, marketing or technical information (hereinafter referred to as the "Confidential Data"). Employee agrees to return all Confidential Data and other property of Employer immediately upon termination of employment, including all handbooks, training materials, reports, policy statements, research, programs, customer and prospect lists, mailing lists and other documents obtained by Employee as a result of his employment with Employer or PCI.

               7.2 CONFIDENTIALITY. Because the work for which Employee is employed, and upon which Employee will be engaged, will include knowledge and information of a confidential nature to, and the secret property of Employer and/or its affiliates, Employee will receive all Confidential Data in confidence and will not, except as required in the conduct of Employer's business, or authorized in writing by Employer, publish, disclose or use or authorize, or make it possible for anyone else to publish, disclose or make use of any such Confidential Data, unless and until such information and knowledge shall have ceased to be secret or confidential as evidenced by general public knowledge. This prohibition as to publication and disclosure shall not restrict Employee in the exercise of Employee's technical skill, provided that the exercise of such skill does not involve the disclosure to others, or use by Employee, of Confidential Data.

               7.3 COVENANT NOT TO COMPETE. Employee further covenants and agrees that at no time while in the employ of Employer, or for two (2) years immediately following the termination of Employee's employment for Cause pursuant to Section 8.3 or by Employee without Cause under Section 8.6, will Employee for himself or on behalf of any other person, persons, firm, partnership, corporation, limited liability company or other company, (i) engage in a business similar to Employer's business within the United States, (ii) directly or indirectly solicit or attempt to solicit the business or patronage of any person, firm, corporation, limited liability company or partnership within said area for the purpose of selling products or services similar to those distributed or provided by Employer, (iii) induce or attempt to induce any employee of Employer or any of its affiliates to terminate such employee's association with Employer or any of its affiliates, (iv) make any oral or written statements or communications which, directly or indirectly, disparage, criticize, degrade, demean, insult or otherwise cast in an unfavorable light Employer, its reputation, its business strategies, or the reputation of any of its affiliates, employees, shareholders, directors or officers, or (v) perform such other incidental business and services as are now engaged in by Employer. For the purpose of this Agreement,

Page 3 - EMPLOYMENT AGREEMENT FOR PAT DUNN engaging in "a business similar to Employer's business" means selling products or services that have the same end-use by the customer.

               7.4 COMPLIANCE WITH EMPLOYER POLICIES. Employee acknowledges that in the course of performing Employee's duties for Employer, Employee will have access to Confidential Data, the ownership and confidential status of which are highly important to Employer, and Employee agrees in addition to the specific covenants contained herein, to comply with all of Employer's policies and procedures for the protection of such information. Employee also acknowledges that all such information is and shall continue to be the exclusive property of Employer, whether or not prepared in whole or in part by Employee and whether or not disclosed to or entrusted to Employee in connection with employment by Employer. Finally, Employee agrees to exercise a high degree of care in safeguarding such information against loss, theft or other inadvertent disclosure and agrees generally to take all steps reasonably necessary or requested by Employer to ensure the maintenance of confidentiality.

               7.5 ACKNOWLEDGEMENT OF REASONABLENESS. The employment and post-employment covenants contained in this Agreement are considered by the parties to be fair, reasonable and integral for the protection of Employer. The parties mutually agree that if a violation of any of these covenants occurs, such violation or any threatened violation will cause irreparable injury to Employer and the remedy at law for any such violation or threatened violation will be inadequate. The parties acknowledge that these covenants will survive, and remain in effect and enforceable after, termination of this Agreement.

        8.     TERMINATION.

               8.1 DEATH. This Agreement shall automatically terminate upon the death of Employee. Employer shall be obligated to pay to Employee's legal representative all Base Compensation and Incentive Compensation earned by or accrued for the benefit of Employee through the date of death.

               8.2 ILLNESS OR DISABILITY. If Employee is ill or disabled, necessitating Employee's absence from the work place for a consecutive period in excess of one hundred eighty (180) days, then, Employer shall have the absolute right to terminate this Agreement. Employer shall be obligated to pay to Employee or Employee's legal representative all Base Compensation and Incentive Compensation earned by or accrued for the benefit of Employee through the date of termination, all in accordance with Employer's standard policies relating to sick leave and absences.

               8.3 TERMINATION BY EMPLOYER FOR CAUSE. Employer may terminate this Agreement for "Cause" if Employee (i) continually (by act or omission) fails to perform Employee's job duties in accordance with the terms of this Agreement and in accordance with the reasonable direction of the Board of Directors of Employer, (ii) is convicted of, pleads guilty to, or confesses to a felony or any crime involving any act of dishonesty, fraud, misappropriation, embezzlement or moral turpitude, or (iii) engages in any fraudulent, disloyal or unprofessional conduct which results in material injury to Employer or its affiliates, monetarily or otherwise. Prior to terminating this Agreement and Employee's employment as a

Page 4 - EMPLOYMENT AGREEMENT FOR PAT DUNN result of subsection (i) above or as a result of disloyal or unprofessional conduct, Employer shall give Employee written notice detailing the specific acts, actions, failures, or events upon which the termination will be based, and Employee shall have thirty (30) days after such written notice to cease such actions or otherwise correct any such failure or breach. During this thirty (30) day cure period, Employee shall have a right to discuss the circumstances of the warning notice in a meeting with the Chief Executive Officer, Vice President of Human Resources, and at Employer's option either a director, General Counsel or the Chief Financial Officer. If Employee does not cease such action or otherwise correct such failure or breach within such thirty day time period, or having twice received such written notice and ceased such actions or corrected such failure or breach, Employee at any time thereafter again so acts, fails or breaches, Employer may terminate this Agreement immediately. Employer shall be obligated to pay to Employee following a termination for Cause, all Base Compensation and Incentive Compensation earned by or accrued for the benefit of Employee through the date of termination.

               8.4 CONSTRUCTIVE DISCHARGE. Employee may terminate this Agreement pursuant to a "Constructive Discharge," which shall result if Employer does any of the following: (i) continually (by act or omission) fails to perform its obligations under this Agreement, (ii) reduces Employee's Base Compensation to an amount less than the Base Compensation in effect on the date of this Agreement, other than a proportionate reduction applicable to all employees of Employer, (iii) materially changes the Scope of Services, (iv) requires Employee to spend more than 30 nights in a year outside of the Portland area or (v) requires Employee to relocate Employee's residence to perform his duties under this Agreement. Prior to terminating this Agreement and Employee's employment as a result of any of the foregoing, Employee shall provide Employer a written notice detailing the specific acts, actions, failures or events upon which the termination is based within ninety (90) days after any such event. Employer shall thereafter have thirty (30) days to remedy the matter prior to the termination by Employee, and if so remedied such termination right shall no longer be available with respect to the matter so remedied. If Employee's employment is terminated by Employee as a result of a Constructive Discharge, then Employee shall be entitled to all Base Compensation and Incentive Compensation earned by or accrued for the benefit of Employee through the date of termination, together with the Severance Benefit.

               8.5 MUTUAL AGREEMENT. The parties may mutually agree to terminate this Agreement at any time.

               8.6 TERMINATION BY EMPLOYEE WITHOUT CAUSE. Employee may terminate his employment at any time and for any reason, and if such termination is not as the result of a Constructive Discharge as provided in Section 8.4. Employee agrees to provide at least two (2) weeks' notice prior to the date of a termination for other than Constructive Discharge. In the event of a termination by Employee other than for Constructive Discharge, Employee shall be entitled to all Base Compensation and Incentive Compensation earned by or accrued for the benefit of Employee through the date of termination, but shall not be entitled to any Severance Benefit.

Page 5 - EMPLOYMENT AGREEMENT FOR PAT DUNN

               8.7 TERMINATION BY EMPLOYER WITHOUT CAUSE. Employer may terminate Employee's employment at any time and for any reason, and if such termination is not as a result of death pursuant to Section 8.1, illness or disability pursuant to Section 8.2 or a termination for Cause pursuant to Section 8.3, then such termination shall be deemed to be a termination without Cause. Employer agrees to provide Employee with at least two (2) weeks' notice prior to the date of termination without Cause. In the event of a termination of Employee's employment by Employer without Cause, then Employer shall pay to Employee all Base Compensation and Incentive Compensation earned by or accrued for the benefit of Employee through the date of termination, together with the Severance Benefit.

               8.8 SCOPE OF SERVICES DURING NOTICE PERIOD. Employer and Employee acknowledge that once notice of termination without Cause is given pursuant to
Section 8.6 or 8.7, that it can be awkward or counterproductive to have the Employee at the workplace during the two- (2-) week period between the date of the notice of termination and the effective date of the termination. Employer may, at its discretion, waive the requirement that Employee provide services during this two- (2-) week period and simply maintain Employee on the payroll during that two- (2-) week period even though no services are being provided.

        9. INJUNCTIVE RELIEF. Employee acknowledges that the services to be rendered under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, Employee agrees that any breach or threatened breach by Employee of Section 7 of this Agreement shall entitle Employer, in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by Employee shall be construed as separable and divisible from every other restriction, that the enforceability of any one restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more of all of such restrictions may be enforced in whole or in part as the circumstances warrant. If any restriction in this Agreement is more restrictive than permitted by the laws of the jurisdiction in which Employer seeks enforcement thereof, such restriction shall be limited to the extent permitted by law.

        10. REPRESENTATIONS OF EMPLOYEE. Employee hereby represents, warrants and agrees that the execution of this Agreement and the performance of the terms and conditions hereof do not and shall not violate any other employment contract or commitment, express or implied, of Employee.

        11. NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by facsimile or email, with receipt confirmed, or sent by certified mail, return receipt requested, postage prepaid, as follows:

Page 6 - EMPLOYMENT AGREEMENT FOR PAT DUNN

               11.1   If to Employer:       Kinetics Fluid Systems, Inc.
                                            1643 Centre Point Drive
                                            Milpitas, CA 95055
                                            Attention John Goodman
                                            (408) 727-7740 phone
                                            (408) 567-0196 fax

               11.2   If to Employee:       Patrick Dunn
                                            15545 NW Norwich Circle
                                            Beaverton, OR 97006
                                            (503) 645-8507 phone

Either party may change the address to which such communications are to be directed by giving written notice to the other party in the manner provided in this Section. Any notice given by mail shall be deemed given on the third (3rd) business day following such mailing.

        12.    GENERAL PROVISIONS.

               12.1 ENTIRE AGREEMENT. This Agreement contains all the terms and conditions agreed upon by the parties herein with reference to the subject matter hereof. No officers or employees of Employer have any authority to make any representation or promise not contained in this Agreement, and each of the parties hereto agrees that it, he or she has not executed this Agreement in reliance upon any such representations or promises.

               12.2 ASSIGNMENT. This Agreement contemplates the rendition of personal services by Employee and neither Employee's benefits nor obligations shall be assignable by Employee without the prior consent of Employer. This Agreement may not be assigned by Employer except to an affiliate, provided, however, that if Employer shall merge or effect a consolidation or share exchange with or into, or sell or otherwise transfer substantially all its assets to, another business entity, Employer may assign its rights to that business entity without the consent of Employee provided that it causes the business entity to assume Employer's obligations under this Agreement. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors and assigns.

               12.3 THIRD PARTY RIGHTS. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

               12.4 CAPTIONS. All section headings are inserted for convenience only and shall not be used in any way to modify, limit, construe or otherwise affect this Agreement.

               12.5 COUNTERPART. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. This Agreement shall be effective as of the date first above written, despite the fact that various dates of execution by the parties hereto may differ therefrom.

Page 7 - EMPLOYMENT AGREEMENT FOR PAT DUNN

               12.6 WAIVER. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of the complete compliance with representations, warranties, covenants or agreements contained herein. No waiver, modification or change shall be binding unless in writing and signed by the party making the waiver. A waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

               12.7 APPLICABLE LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Oregon applicable to contracts made and performed in that state.

               12.8 PARTIAL INVALIDITY. If any term(s) or provisions of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term(s) or provision(s) to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby. Each and every term of this Agreement shall be valid and enforced to the full extent possible permitted by law.

               12.9 INTERPRETATION. This Agreement is to be deemed to have been prepared jointly by the parties hereto, and if any inconsistencies or ambiguities exist herein, they shall not be interpreted or construed against either party as the drafter.

               12.10 GENDER. Whenever in this Agreement the context requires, references to the masculine shall be deemed to include the feminine and neuter, and reference to the singular shall be deemed to include the plural.

               12.11 FURTHER ASSURANCES. Each party hereto agrees to execute any and all documents and writings that may be necessary or expedient and to do other acts as will further the purposes hereof.

               12.12 DISPUTES AND GOVERNING LAW. Employer and Employee agree that any dispute arising in connection with, or relating to, this Agreement or the termination of this Agreement, to the maximum extent allowed by applicable law, shall be subject to resolution through informal methods and, failing such efforts, through binding arbitration. Either party may notify the other party of the existence of a dispute by written notice to the address indicated above in
Section 11. The parties shall thereafter attempt in good faith to resolve their differences within thirty (30) days after the receipt of such notice. If the dispute cannot be resolved within such thirty-day period, either party may file a written demand for arbitration with the other party. The arbitration shall proceed in accordance with the terms of the Federal Arbitration Act and the rules and procedures of the American Arbitration Association. A single arbitrator shall be appointed through the American Arbitration Association's procedures to resolve the dispute. Notwithstanding the foregoing, either party hereto shall be entitled to seek an injunction, temporary restraining order or other temporary relief pending final resolution through the procedures otherwise provided in this Section 12.12. The parties agree that in the event

Page 8 - EMPLOYMENT AGREEMENT FOR PAT DUNN arbitration is necessary, the laws of the State of Oregon and any applicable federal law shall apply. The place of the arbitration shall be in Portland, Oregon. The award of the arbitrator shall be binding and conclusive upon the parties. Either party shall have the right to have the award made the judgment of a court of competent jurisdiction in the State of Oregon. The prevailing party in any arbitration, or any court proceeding brought to enforce an arbitration award, shall be entitled to reasonable attorney's fees and other cost and expenses, as determined by the court or arbitrator, incurred in the proceeding and in any subsequent appeals, in addition to any other relief to which the prevailing party is entitled.

               12.13 NO JOINT VENTURE. Nothing herein contained shall be construed to create a joint venture or partnership nor to create the relationship of principal and agent or of an association between Employer and Employee other than Employer and Employee.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first here and above written.

EMPLOYER: KINETICS FLUID                  EMPLOYEE:
SYSTEMS, INC.

                                          ----------------------------------
By:                                       Patrick Dunn
   ----------------------------------
Name:
     --------------------------------
Title:
      -------------------------------

Page 9 - EMPLOYMENT AGREEMENT FOR PAT DUNN

                                    EXHIBIT A

                                SCOPE OF SERVICES

                        FINANCE AND ACCOUNTING JOB FAMILY
                                 JOB CODE FA0800
                                    GRADE 11

POSITION PROFILE:                        Under the general guidance of general management and
                                         within the general accounting policies of the
INCLUDES TYPICAL WORK                    corporation, manage the accounting processes of the
ASSIGNMENTS & PROJECTS                   Poly Concepts business unit.  This includes planning,
                                         budgeting and financial record keeping and reporting.

BUSINESS IMPACT:                         May impact overall company performance.

INCLUDES DECISION
MAKING

KNOWLEDGE, SKILLS, & ABILITIES           Requires demonstrated leadership and financial skills.
REQUIRED:

INCLUDES TECHNICAL SKILLS AND
EXPERIENCE

FLSA STATUS                              E

EEO JOB CATEGORY                         Officials and Managers

Page 10 - EMPLOYMENT AGREEMENT FOR PAT DUNN

                                    EXHIBIT B

                      DESCRIPTION OF INCENTIVE COMPENSATION

In addition to the Base Compensation, Employee will be entitled to receive a signing bonus of $30,000 due upon execution of this Agreement and payable within thirty (30) days of signing. In addition, in the first year following the date of this Agreement, Employee is entitled to the following Incentive Compensation: a retention bonus and incentive bonus.

Retention Bonus. The retention bonus will be in the amount of $319,800 payable in four equal payments, beginning on the ninetieth (90th) day after the date of this Agreement, and at the end of each of the next three ninety (90) day periods; provided that no retention bonus will be accrued or paid subsequent to the termination of Employee's employment (a) by Employer for Cause pursuant to
Section 8.3 or (b) by Employee other than as a result of Constructive Discharge pursuant to Section 8.6. The retention bonus will be paid if the employment is terminated due to Employee's death or disability.

Incentive Bonus. The first year incentive bonus shall not exceed $300,885 to be paid following the first quarter-end after the one year anniversary of Closing, subject to Employee's achievement of the First Year Performance Target set forth below. After the first year, Employee will be eligible for annual incentive bonuses determined by Employer's standard incentive bonus formula, which shall not exceed twenty percent (20%) of his Base Compensation and which shall be subject to Employee's achievement of performance targets set for that year by the Employer.

FIRST YEAR PERFORMANCE TARGET

For the first year following Closing, Employee's incentive bonus shall be deemed earned in full upon (i) Employee's maintenance of uninterrupted employment with Employer for one year following Closing, (ii) the generation by the Surviving Division (as defined in the Merger Agreement) of at least $__,000,000 in gross sales during such period, and (iii) the generation by the Surviving Division of gross sales during such period that are at least $__,000,000 higher than the projected sales in the grounded sales forecast that is attached to this Agreement.


Page 11 - EMPLOYMENT AGREEMENT FOR PAT DUNN

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into this _____ day of __________, 2002, by and between Kinetics Fluid Systems, Inc., a California corporation ("Employer") and John Holtz ("Employee").


                                    RECITALS

        A. Employer is a California corporation, and is a designer and manufacturer of high purity products and chemical process equipment. Employer is engaged in that business as a consequence of a corporate merger between Poly Concepts, Inc. ("PCI") and Kinetics Acquisition Corporation, both Oregon corporations, which in turn merged with Employer ("Merger").

        B. Employee was formerly employed by PCI and Employer desires to retain Employee by reason of Employee's experience, training and ability to perform services for and behalf of the Employer. Employee desires to accept such employment upon the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in reliance upon the foregoing Recitals, and the mutual covenants hereinafter set forth, the parties agree as follows:

                                    AGREEMENT

        1. EMPLOYMENT. Employer hereby agrees to employ Employee and Employee hereby agrees to serve Employer as an "at-will" employee. Employee's employment with Employer will commence upon the closing of the Merger ("Closing"). While in the employ of Employer, Employee shall devote Employee's full business time, skill, energy and attention to the business of Employer, and shall perform Employee's duties in a diligent, trustworthy, businesslike and efficient manner, all for the purpose of advancing the business of Employer. Employer shall be entitled to all the benefits, profits, and other issues arising from, or incident to, all work, services, and advice of Employee.

        2. TERM. This Agreement shall have no fixed term but shall be "at-will" employment that may be terminated by Employer or Employee at any time and for any reason.

        3. DUTIES. Employee shall have the corporate title of Vice President, General Manager of the Employer's northwest division, and Employee's general job description is set forth on Exhibit A, attached hereto and by reference incorporated herein ("Scope of Services"). Employee shall perform duties and responsibilities required of such Employee within the Scope of Services, and shall perform in a faithful and competent manner such additional duties as may be reasonably assigned from time to time by the Vice President of Operations. Employee shall report to the Vice President of Operations.


Page 1 - EMPLOYMENT AGREEMENT FOR JOHN HOLTZ

        4. COMPENSATION. As Employee's entire compensation for all services rendered to Employer under this Agreement, in whatever capacity rendered, the Employee shall have and receive the following:

               4.1 BASE COMPENSATION. Regular annual compensation ("Base Compensation") at the rate of one hundred fifty thousand dollars ($150,000), payable in accordance with the standard pay periods of Employer as may be in effect from time to time. At such time as the regular annual compensation of the other executive employees of Employer is evaluated or adjusted, Employer agrees to evaluate, and if appropriate, adjust the Base Compensation of Employee based on the determination of the Board of Directors of Employer. The Base Compensation shall be subject to withholding for federal, state and local payroll and all other taxes or withholdings applicable to Employee.

               4.2 INCENTIVE COMPENSATION. In addition to the Base Compensation, Employee shall be entitled to a retention bonus and an incentive bonus (collectively "Incentive Compensation") as detailed on Exhibit B, attached hereto and by reference incorporated herein.

               4.3 BENEFITS. Employee shall be entitled to participate in the insurance, vacation, sick leave and other fringe benefits made available generally to employees of Employer, as such benefits may be determined from time to time by Employer's Board of Directors; provided, however that during the first year after Closing Employee's benefits will be governed by Employer's standard policy subject to any required adjustments to benefits as set forth in the integration plan approved by both parties.

               4.4 SEVERANCE BENEFIT. In addition to Base Compensation and Incentive Compensation, in the event of a Constructive Discharge under Section
8.4 or a termination by Employer without Cause under Section 8.7. Employee is entitled to severance benefits ("Severance Benefits") equal to monthly salary times the number of full months remaining between such termination and the third anniversary of Closing. In the event of a Constructive Discharge due to a reduction in salary, severance benefits will be determined based on the Base Compensation before the reduction. Following the third anniversary of Closing, Employee is only entitled to Severance Benefits in accordance with Employer's standard severance policy. If this Agreement is terminated as a result of death under Section 8.1, illness or disability under Section 8.2, by Employer for Cause under Section 8.3 or by Employee without Cause under Section 8.6, then Employee shall be entitled to no Severance Benefit.

               4.4 BUSINESS EXPENSES. Employer agrees to reimburse Employee for reasonable and necessary business expenses incurred by Employee in furthering the business interests of Employer, all in accordance with Employer's standard policies and practices. Employee shall be entitled to a reasonable car allowance, and a reasonable technology allowance (for cellular telephones, laptop computers, and the like).

        5. AUTHORITY. Employee shall promptly deposit all funds derived by Employer and received by Employee in appropriately denoted bank accounts of Employer.

Page 2 - EMPLOYMENT AGREEMENT FOR JOHN HOLTZ

        6. BOND. Employee agrees to provide to Employer such information as Employer may reasonably require to apply for a fiduciary bond in such amount as deemed appropriate by Employer. The cost of such bond shall be borne solely and only by Employer. Employer's ability to obtain such bond shall not be deemed a condition of employment.

        7.     PROTECTION OF BUSINESS INTERESTS.

               7.1 EMPLOYER OWNERSHIP OF CONFIDENTIAL DATA. Other than as required to perform Employee's duties in accordance with this Agreement and for the purposes of furthering the business of Employer, Employee shall not use or otherwise appropriate for Employee's own benefit or for the benefit of others, any knowledge or information with respect to Employer and its affiliates' business that is not generally known by persons not employed by or affiliated with Employer, including all trade secrets, customers lists, development, strategy, financial, pricing, marketing or technical information (hereinafter referred to as the "Confidential Data"). Employee agrees to return all Confidential Data and other property of Employer immediately upon termination of employment, including all handbooks, training materials, reports, policy statements, research, programs, customer and prospect lists, mailing lists and other documents obtained by Employee as a result of his employment with Employer or PCI.

               7.2 CONFIDENTIALITY. Because the work for which Employee is employed, and upon which Employee will be engaged, will include knowledge and information of a confidential nature to, and the secret property of Employer and/or its affiliates, Employee will receive all Confidential Data in confidence and will not, except as required in the conduct of Employer's business, or authorized in writing by Employer, publish, disclose or use or authorize, or make it possible for anyone else to publish, disclose or make use of any such Confidential Data, unless and until such information and knowledge shall have ceased to be secret or confidential as evidenced by general public knowledge. This prohibition as to publication and disclosure shall not restrict Employee in the exercise of Employee's technical skill, provided that the exercise of such skill does not involve the disclosure to others, or use by Employee, of Confidential Data.

               7.3 COVENANT NOT TO COMPETE. Employee further covenants and agrees that at no time while in the employ of Employer, or for two (2) years immediately following the termination of Employee's employment for Cause pursuant to Section 8.3 or by Employee without Cause under Section 8.6, will Employee for himself or on behalf of any other person, persons, firm, partnership, corporation, limited liability company or other company, (i) engage in a business similar to Employer's business within the United States, (ii) directly or indirectly solicit or attempt to solicit the business or patronage of any person, firm, corporation, limited liability company or partnership within said area for the purpose of selling products or services similar to those distributed or provided by Employer, (iii) induce or attempt to induce any employee of Employer or any of its affiliates to terminate such employee's association with Employer or any of its affiliates, (iv) make any oral or written statements or communications which, directly or indirectly, disparage, criticize, degrade, demean, insult or otherwise cast in an unfavorable light Employer, its reputation, its business strategies, or the reputation of any of its affiliates, employees, shareholders, directors or officers, or (v) perform such other incidental business and services as are now engaged in by Employer. For the purpose of this Agreement,

Page 3 - EMPLOYMENT AGREEMENT FOR JOHN HOLTZ engaging in "a business similar to Employer's business" means selling products or services that have the same end-use by the customer.

               7.4 COMPLIANCE WITH EMPLOYER POLICIES. Employee acknowledges that in the course of performing Employee's duties for Employer, Employee will have access to Confidential Data, the ownership and confidential status of which are highly important to Employer, and Employee agrees in addition to the specific covenants contained herein, to comply with all of Employer's policies and procedures for the protection of such information. Employee also acknowledges that all such information is and shall continue to be the exclusive property of Employer, whether or not prepared in whole or in part by Employee and whether or not disclosed to or entrusted to Employee in connection with employment by Employer. Finally, Employee agrees to exercise a high degree of care in safeguarding such information against loss, theft or other inadvertent disclosure and agrees generally to take all steps reasonably necessary or requested by Employer to ensure the maintenance of confidentiality.

               7.5 ACKNOWLEDGEMENT OF REASONABLENESS. The employment and post-employment covenants contained in this Agreement are considered by the parties to be fair, reasonable and integral for the protection of Employer. The parties mutually agree that if a violation of any of these covenants occurs, such violation or any threatened violation will cause irreparable injury to Employer and the remedy at law for any such violation or threatened violation will be inadequate. The parties acknowledge that these covenants will survive, and remain in effect and enforceable after, termination of this Agreement.

        8.     TERMINATION.

               8.1 DEATH. This Agreement shall automatically terminate upon the death of Employee. Employer shall be obligated to pay to Employee's legal representative all Base Compensation and Incentive Compensation earned by or accrued for the benefit of Employee through the date of death.

               8.2 ILLNESS OR DISABILITY. If Employee is ill or disabled, necessitating Employee's absence from the work place for a consecutive period in excess of one hundred eighty (180) days, then, Employer shall have the absolute right to terminate this Agreement. Employer shall be obligated to pay to Employee or Employee's legal representative all Base Compensation and Incentive Compensation earned by or accrued for the benefit of Employee through the date of termination, all in accordance with Employer's standard policies relating to sick leave and absences.

               8.3 TERMINATION BY EMPLOYER FOR CAUSE. Employer may terminate this Agreement for "Cause" if Employee (i) continually (by act or omission) fails to perform Employee's job duties in accordance with the terms of this Agreement and in accordance with the reasonable direction of the Board of Directors of Employer, (ii) is convicted of, pleads guilty to, or confesses to a felony or any crime involving any act of dishonesty, fraud, misappropriation, embezzlement or moral turpitude, or (iii) engages in any fraudulent, disloyal or unprofessional conduct which results in material injury to Employer or its affiliates, monetarily or otherwise. Prior to terminating this Agreement and Employee's employment as a

Page 4 - EMPLOYMENT AGREEMENT FOR JOHN HOLTZ result of subsection (i) above or as a result of disloyal or unprofessional conduct, Employer shall give Employee written notice detailing the specific acts, actions, failures, or events upon which the termination will be based, and Employee shall have thirty (30) days after such written notice to cease such actions or otherwise correct any such failure or breach. During this thirty (30) day cure period, Employee shall have a right to discuss the circumstances of the warning notice in a meeting with the Chief Executive Officer, Vice President of Human Resources, and at Employer's option either a director, General Counsel or the Chief Financial Officer. If Employee does not cease such action or otherwise correct such failure or breach within such thirty day time period, or having twice received such written notice and ceased such actions or corrected such failure or breach, Employee at any time thereafter again so acts, fails or breaches, Employer may terminate this Agreement immediately. Employer shall be obligated to pay to Employee following a termination for Cause, all Base Compensation and Incentive Compensation earned by or accrued for the benefit of Employee through the date of termination.

               8.4 CONSTRUCTIVE DISCHARGE. Employee may terminate this Agreement pursuant to a "Constructive Discharge," which shall result if Employer does any of the following: (i) continually (by act or omission) fails to perform its obligations under this Agreement, (ii) reduces Employee's Base Compensation to an amount less than the Base Compensation in effect on the date of this Agreement, other than a proportionate reduction applicable to all employees of Employer, (iii) materially changes the Scope of Services, or (iv) requires Employee to relocate Employee's residence to perform his duties under this Agreement. Prior to terminating this Agreement and Employee's employment as a result of any of the foregoing, Employee shall provide Employer a written notice detailing the specific acts, actions, failures or events upon which the termination is based within ninety (90) days after any such event. Employer shall thereafter have thirty (30) days to remedy the matter prior to the termination by Employee, and if so remedied such termination right shall no longer be available with respect to the matter so remedied. If Employee's employment is terminated by Employee as a result of a Constructive Discharge, then Employee shall be entitled to all Base Compensation and Incentive Compensation earned by or accrued for the benefit of Employee through the date of termination, together with the Severance Benefit.

               8.5 MUTUAL AGREEMENT. The parties may mutually agree to terminate this Agreement at any time.

               8.6 TERMINATION BY EMPLOYEE WITHOUT CAUSE. Employee may terminate his employment at any time and for any reason, and if such termination is not as the result of a Constructive Discharge as provided in Section 8.4. Employee agrees to provide at least two (2) weeks' notice prior to the date of a termination for other than Constructive Discharge. In the event of a termination by Employee other than for Constructive Discharge, Employee shall be entitled to all Base Compensation and Incentive Compensation earned by or accrued for the benefit of Employee through the date of termination, but shall not be entitled to any Severance Benefit.

Page 5 - EMPLOYMENT AGREEMENT FOR JOHN HOLTZ

               8.7 TERMINATION BY EMPLOYER WITHOUT CAUSE. Employer may terminate Employee's employment at any time and for any reason, and if such termination is not as a result of death pursuant to Section 8.1, illness or disability pursuant to Section 8.2 or a termination for Cause pursuant to Section 8.3, then such termination shall be deemed to be a termination without Cause. Employer agrees to provide Employee with at least two (2) weeks' notice prior to the date of termination without Cause. In the event of a termination of Employee's employment by Employer without Cause, then Employer shall pay to Employee all Base Compensation and Incentive Compensation earned by or accrued for the benefit of Employee through the date of termination, together with the Severance Benefit.

               8.8 SCOPE OF SERVICES DURING NOTICE PERIOD. Employer and Employee acknowledge that once notice of termination without Cause is given pursuant to
Section 8.6 or 8.7, that it can be awkward or counterproductive to have the Employee at the workplace during the two- (2-) week period between the date of the notice of termination and the effective date of the termination. Employer may, at its discretion, waive the requirement that Employee provide services during this two- (2-) week period and simply maintain Employee on the payroll during that two- (2-) week period even though no services are being provided.

        9. INJUNCTIVE RELIEF. Employee acknowledges that the services to be rendered under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, Employee agrees that any breach or threatened breach by Employee of Section 7 of this Agreement shall entitle Employer, in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by Employee shall be construed as separable and divisible from every other restriction, that the enforceability of any one restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more of all of such restrictions may be enforced in whole or in part as the circumstances warrant. If any restriction in this Agreement is more restrictive than permitted by the laws of the jurisdiction in which Employer seeks enforcement thereof, such restriction shall be limited to the extent permitted by law.

        10. REPRESENTATIONS OF EMPLOYEE. Employee hereby represents, warrants and agrees that the execution of this Agreement and the performance of the terms and conditions hereof do not and shall not violate any other employment contract or commitment, express or implied, of Employee.

        11. NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by facsimile or email, with receipt confirmed, or sent by certified mail, return receipt requested, postage prepaid, as follows:

Page 6 - EMPLOYMENT AGREEMENT FOR JOHN HOLTZ

               11.1   If to Employer:       Kinetics Fluid Systems, Inc.
                                            1643 Centre Point Drive
                                            Milpitas, CA 95055
                                            Attention John Goodman
                                            (408) 727-7740 phone
                                            (408) 567-0196 fax

               11.2   If to Employee:       John Holtz
                                            7100 SW Norwood Road
                                            Tualatin, OR 97062
                                            (503) 673-0228 phone

Either party may change the address to which such communications are to be directed by giving written notice to the other party in the manner provided in this Section. Any notice given by mail shall be deemed given on the third (3rd) business day following such mailing.

        12.    GENERAL PROVISIONS.

               12.1 ENTIRE AGREEMENT. This Agreement contains all the terms and conditions agreed upon by the parties herein with reference to the subject matter hereof. No officers or employees of Employer have any authority to make any representation or promise not contained in this Agreement, and each of the parties hereto agrees that it, he or she has not executed this Agreement in reliance upon any such representations or promises.

               12.2 ASSIGNMENT. This Agreement contemplates the rendition of personal services by Employee and neither Employee's benefits nor obligations shall be assignable by Employee without the prior consent of Employer. This Agreement may not be assigned by Employer except to an affiliate, provided, however, that if Employer shall merge or effect a consolidation or share exchange with or into, or sell or otherwise transfer substantially all its assets to, another business entity, Employer may assign its rights to that business entity without the consent of Employee provided that it causes the business entity to assume Employer's obligations under this Agreement. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors and assigns.

               12.3 THIRD PARTY RIGHTS. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

               12.4 CAPTIONS. All section headings are inserted for convenience only and shall not be used in any way to modify, limit, construe or otherwise affect this Agreement.

               12.5 COUNTERPART. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. This Agreement shall be effective as of the date first above written, despite the fact that various dates of execution by the parties hereto may differ therefrom.

Page 7 - EMPLOYMENT AGREEMENT FOR JOHN HOLTZ

               12.6 WAIVER. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of the complete compliance with representations, warranties, covenants or agreements contained herein. No waiver, modification or change shall be binding unless in writing and signed by the party making the waiver. A waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

               12.7 APPLICABLE LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Oregon applicable to contracts made and performed in that state.

               12.8 PARTIAL INVALIDITY. If any term(s) or provisions of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term(s) or provision(s) to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby. Each and every term of this Agreement shall be valid and enforced to the full extent possible permitted by law.

               12.9 INTERPRETATION. This Agreement is to be deemed to have been prepared jointly by the parties hereto, and if any inconsistencies or ambiguities exist herein, they shall not be interpreted or construed against either party as the drafter.

               12.10 GENDER. Whenever in this Agreement the context requires, references to the masculine shall be deemed to include the feminine and neuter, and reference to the singular shall be deemed to include the plural.

               12.11 FURTHER ASSURANCES. Each party hereto agrees to execute any and all documents and writings that may be necessary or expedient and to do other acts as will further the purposes hereof.

               12.12 DISPUTES AND GOVERNING LAW. Employer and Employee agree that any dispute arising in connection with, or relating to, this Agreement or the termination of this Agreement, to the maximum extent allowed by applicable law, shall be subject to resolution through informal methods and, failing such efforts, through binding arbitration. Either party may notify the other party of the existence of a dispute by written notice to the address indicated above in
Section 11. The parties shall thereafter attempt in good faith to resolve their differences within thirty (30) days after the receipt of such notice. If the dispute cannot be resolved within such thirty-day period, either party may file a written demand for arbitration with the other party. The arbitration shall proceed in accordance with the terms of the Federal Arbitration Act and the rules and procedures of the American Arbitration Association. A single arbitrator shall be appointed through the American Arbitration Association's procedures to resolve the dispute. Notwithstanding the foregoing, either party hereto shall be entitled to seek an injunction, temporary restraining order or other temporary relief pending final resolution through the procedures otherwise provided in this Section 12.12. The parties agree that in the event

Page 8 - EMPLOYMENT AGREEMENT FOR JOHN HOLTZ arbitration is necessary, the laws of the State of Oregon and any applicable federal law shall apply. The place of the arbitration shall be in Portland, Oregon. The award of the arbitrator shall be binding and conclusive upon the parties. Either party shall have the right to have the award made the judgment of a court of competent jurisdiction in the State of Oregon. The prevailing party in any arbitration, or any court proceeding brought to enforce an arbitration award, shall be entitled to reasonable attorney's fees and other cost and expenses, as determined by the court or arbitrator, incurred in the proceeding and in any subsequent appeals, in addition to any other relief to which the prevailing party is entitled.

               12.13 NO JOINT VENTURE. Nothing herein contained shall be construed to create a joint venture or partnership nor to create the relationship of principal and agent or of an association between Employer and Employee other than Employer and Employee.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first here and above written.

EMPLOYER: KINETICS FLUID                   EMPLOYEE:
SYSTEMS, INC.

                                           -----------------------------------
                                           John Holtz

By:
   --------------------------------
Name:
     ------------------------------
Title:
      -----------------------------

Page 9 - EMPLOYMENT AGREEMENT FOR JOHN HOLTZ

                                    EXHIBIT A

                                SCOPE OF SERVICES

                            PLANT OPERATIONS DIRECTOR
                                 JOB CODE PO0600
                                    GRADE 12


----------------------------------------------------------------------------------------------
POSITION PROFILE:                                 Develops and implements policies and
                                                  procedures to ensure and safe and efficient
INCLUDES TYPICAL WORK                             plant operations.
ASSIGNMENTS & PROJECTS
----------------------------------------------------------------------------------------------

BUSINESS IMPACT:                                  Has direct impact on company performance.

INCLUDES DECISION MAKING
----------------------------------------------------------------------------------------------

KNOWLEDGE, SKILLS, & ABILITIES REQUIRED:          M.B.A. or other advanced degree preferred.
----------------------------------------------------------------------------------------------

INCLUDES TECHNICAL SKILLS AND EXPERIENCE          Ability to operationalize strategic goals and
                                                  objectives into department policies and
                                                  procedures.
----------------------------------------------------------------------------------------------

FLSA STATUS                                       E
----------------------------------------------------------------------------------------------

EEO JOB CATEGORY                                  Officials and Managers
----------------------------------------------------------------------------------------------



Page 10 - EMPLOYMENT AGREEMENT FOR JOHN HOLTZ

                                    EXHIBIT B

                      DESCRIPTION OF INCENTIVE COMPENSATION

In addition to the Base Compensation, Employee will be entitled in the first year following the date of this Agreement to the following Incentive
Compensation: a retention bonus and incentive bonus.

Retention Bonus. The retention bonus will be in the amount of [$280,800 LESS NPV OF 50% OF ANNUITY OBLIGATIONS TO CHARLES HOLTZ, WITH REDUCTION NOT TO EXCEED $213,000] payable in four equal payments, beginning on the ninetieth (90th) day after the date of this Agreement, and at the end of each of the next three ninety (90) day periods; provided that no retention bonus will be accrued or paid subsequent to the termination of Employee's employment (a) by Employer for Cause pursuant to Section 8.3 or (b) by Employee other than as a result of Constructive Discharge pursuant to Section 8.6. The retention bonus will be paid if the employment is terminated due to Employee's death or disability.

Incentive Bonus. The first year incentive bonus eligibility shall not exceed $663,717 to be paid following the first quarter-end after the one year anniversary of Closing, subject to Employee's achievement of the First Year Performance Target set forth below. After the first year, Employee will be eligible for annual incentive bonuses determined by Employer's standard incentive bonus formula, which shall not exceed twenty percent (20%) of his Base Compensation and which shall be subject to Employee's achievement of performance targets set for that year by the Employer.

FIRST YEAR PERFORMANCE TARGET

For the first year following Closing, Employee's incentive bonus shall be deemed earned in full upon (i) Employee's maintenance of uninterrupted employment with Employer for one year following Closing, (ii) the generation by the Surviving Division (as defined in the Merger Agreement) of at least $__,000,000 in gross sales during such period, and (iii) the generation by the Surviving Division of gross sales during such period that are at least $__,000,000 higher than the projected sales in the grounded sales forecast that is attached to this Agreement.


Page 11 - EMPLOYMENT AGREEMENT FOR JOHN HOLTZ

                                    EXHIBIT C

                              Shareholder Agreement

                                    AMENDMENT
                                       TO
                   AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

        This Amendment to the Amended and Restated Shareholders Agreement (this "AMENDMENT") is entered into as of April ___, 2002, by and among Kinetics Holdings Corporation, a Delaware corporation (the "COMPANY") and the persons and entities set forth on the signature pages hereto. This Amendment is intended to amend that Amended and Restated Shareholders Agreement (the "SHAREHOLDERS AGREEMENT"), dated as of December 14, 2001, by and among the Company and the stockholder signatory thereto listed on Schedule A attached thereto (the "STOCKHOLDERS"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Shareholders Agreement.

                                    RECITALS

A. In connection with a Merger Agreement (the "MERGER AGREEMENT") by and between the Company, Kinetics Acquisition Corporation, an Oregon corporation and Poly Concepts, Inc., an Oregon corporation (the "Target"), certain stockholders of Target will receive 2,848,101 shares of Series A Preferred Stock of the Company ("SERIES A STOCK") at the closing of such merger and may receive 632,911 additional shares of Series A Stock on achieving certain performance milestones (the "MERGER SHARES").

B. In order to consummate the transaction contemplated by the Merger Agreement, the Company and certain Stockholders wish to amend the Shareholders Agreement to provide for the inclusion of the Merger Shares as Registrable Securities thereunder and John Holtz, Roxanne Holtz and Patrick Dunn (the "NEW STOCKHOLDERS") as Stockholders holding the same rights, preferences and privileges as the "2001 Investors" thereunder. The New Stockholders are willing to be bound by the provisions of the Shareholders Agreement under these terms.

C. Section 6.13 of the Shareholders Agreement provides that such agreement may be amended by the written consent of the Company and the holders of at least two-thirds (66 2/3%) of the Common Stock Equivalents then outstanding.

D. Section 6.13 of the Shareholders Agreement also requires the consent of each existing 2001 Investor and each Senior Warrantholder in order to grant the New Stockholders status as 2001 Investors.

E. The Stockholders who are signatories to this Amendment hold at least two-thirds (66 2/3%) of the Common Stock Equivalents then outstanding and constitute all of the existing 2001 Investors and Senior Warrantholders.

        NOW, THEREFORE, in consideration of the foregoing recitals and for other consideration, the adequacy and sufficiency of which is hereby acknowledged, the Company and the Stockholders hereby agree as follows:

        1. Subject to the New Stockholders' agreement to be bound by all provisions of the Shareholders Agreement applicable to them, Schedule V to the Shareholders Agreement is amended to add the New Stockholders as Stockholders, and the New Stockholders will enjoy status as, and the rights as, 2001 Investors under the Shareholders Agreement.

        2. Except as expressly modified hereby, the Shareholders Agreement is in all respects ratified and confirmed, and all of the terms, provisions and conditions thereof shall be and remain in full force and effect.

        3. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

        4. If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired hereby.

        5. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

        6. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws.

        7. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

                                            KINETICS HOLDINGS CORPORATION


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:


































  [SIGNATURE PAGE TO AMENDMENT TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT]

                         [Add necessary signature pages]

                                    EXHIBIT D

                   Legal Opinion of Preston Gates & Ellis LLP


April ___, 2002


Kinetics Holdings Corporation, Kinetics Fluids Systems, Inc.
and Project Pinot Noir, Inc.
2805 Mission College Blvd.
Santa Clara, CA 95054


Ladies and Gentlemen:

We have acted as special counsel to Poly Concepts, Inc., (the "Company"), an Oregon corporation, and its shareholders, in connection with the transaction contemplated by the Agreement and Plan of Merger dated April 10, 2002, among Kinetics Holdings Corporation, Kinetics Fluid Systems, Inc. ("Fluid Systems"), Kinetics Acquisition Corporation ("KAC"), the Company and each of the Company's shareholders (the "Agreement") and in connection with various ancillary documents, including separate employment agreements between Fluid Systems and the Company's shareholders (the "Employment Agreements") (together with the Agreement and ancillary documents, the "Transaction Document"). This opinion letter is provided to you at the request of the Company and its shareholders pursuant to Section 5.1.11 of the Agreement. Except as otherwise indicated herein, capitalized terms used in this opinion letter are defined as set forth in the Agreement.

We have examined and relied upon the following documents in preparation of this legal opinion: (1) articles and by-laws for the Company, (2) certificates of existence from the relevant state authority in the jurisdiction of incorporation for each entity certifying the entity's existence, (3) the documents produced in the course of due diligence by the Company to Fluid Systems and (4) the Transaction Documents. We have assumed the genuineness of all signatures, the authenticity of documents, certificates and records submitted to us as originals, the conformity to the originals of all documents, certificates and records submitted to us as certified or reproduction copies, the legal capacity of all natural persons executing documents, certificates and records, and the completeness and accuracy as of the date of this opinion letter of the information contained in such documents, certificates and records.

This opinion letter is subject to all assumptions, qualifications and limitations that are described in the Legal Opinion Accord of the ABA Section of Business Law (1991) at Section 4 ("Reliance by Opinion Giver on Assumptions"),
Section 14 ("Other Common Qualifications") and Section 19 ("Specific Legal Issues").

Page 1 - LEGAL OPINION OF PRESTON GATES & ELLIS

Kinetics Fluid Systems, Inc.
April __, 2002
Page 2


The law covered by the opinions expressed in this letter is limited to the State of Oregon. We express no opinion with respect to the laws, regulations or ordinances of any county, municipality or other local governmental agency.

As used in this opinion letter, the expression "to our knowledge" or expressions of like import means the conscious awareness of facts or other information by Randall B. Bateman, Michael R. Chellis and Kevin E. Brannon, who have represented the Company and its shareholders in negotiation and preparation of the Transaction Documents. It does not include information that might be revealed if there were to be undertaken a canvass of all lawyers in all of our offices or a review of all of our files. Except as otherwise set forth in this letter, we have not reviewed any agreements, orders, writs, judgments or decrees or made any inquiry of the Company and its shareholders.

Based upon and subject to the foregoing, we are of the opinion that:

        1. The Company is a corporation duly incorporated and validly existing under the laws of the state of Oregon and has the corporate power and corporate authority to own and operate its properties and assets and, to our knowledge, to engage in the business that it now carries on.

        2. The Company does not have any subsidiaries or affiliates (as that term is defined under the Securities Act of 1933) other than the Company's shareholders.

        3. The Company has the corporate power and authority to enter into and perform its obligations under the Transaction Documents. The execution, delivery and performance of its obligations under the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company and each Transaction Document has been duly executed and delivered by the Company.

        4. Execution and delivery by the Company and performance of its agreements in the Transaction Documents do not, except as identified in the Transaction Documents, (i) violate the Company's articles of incorporation or by-laws, (ii) to our knowledge, breach or result in a default under any existing material obligation of the Company under any indenture, mortgage, contract or other agreement to which the Company is a party, or (iii) to our knowledge, breach or otherwise violate any existing material obligation of the Company under any court or administrative order, writ, judgment or decree that names the Company and is specifically directed to it or its property.

This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect a legal analysis or conclusion or an information confirmation in this opinion letter.

Page 2 - LEGAL OPINION OF PRESTON GATES & ELLIS

Kinetics Fluid Systems, Inc.
April __, 2002
Page 3


This opinion letter may be relied upon by you only in connection with the transaction described in the initial paragraph of this opinion letter and may not be used or relied upon by you for any other purpose or by any other person for any purpose whatsoever without, in each instance, our prior written consent.

Very truly yours,





Page 3 - LEGAL OPINION OF PRESTON GATES & ELLIS

                                    EXHIBIT E

                   Legal Opinion of Davis Wright Tremaine LLP


April ___, 2002


Poly Concepts, Inc.
John Holtz, Roxanne Holtz, and Patrick Dunn
14960 SW Tualatin Sherwood Road

Sherwood, OR 97140

Ladies and Gentlemen:

We have acted as special counsel to Kinetics Holdings Corporation and its subsidiaries, including Kinetics Fluid Systems, Inc. and Kinetics Acquisition Corporation (collectively, the "Kinetics Companies"), in connection with the transaction contemplated by the Agreement and Plan of Merger dated April 10, 2002, among the Kinetics Companies, Poly Concepts, Inc. and each of you individually as shareholders of Poly Concepts Inc. (the "Agreement") and in connection with various ancillary documents, including separate employment agreements between Kinetics Fluid Systems, Inc. and each of you (the "Employment Agreements") (together with the Agreement and ancillary documents, the "Transaction Document"). This opinion letter is provided to you at the request of the Kinetics Companies pursuant to Section 5.2.9 of the Agreement. Except as otherwise indicated in this letter, capitalized terms used in this opinion letter are defined as set forth in the Agreement.

We have examined and relied upon the following documents in preparation of this legal opinion: (1) articles and by-laws for each of the Kinetics Companies, (2) certificates from the relevant state authority in the jurisdiction of incorporation for each entity certifying the entity's current existence, (3) the documents produced in the course of due diligence by the Kinetics Companies to Poly Concepts, Inc. and Company Shareholders and (4) the Transaction Documents. We have assumed the genuineness of all signatures, the authenticity of documents, certificates and records submitted to us as originals, the conformity to the originals of all documents, certificates and records submitted to us as certified or reproduction copies, the legal capacity of all natural persons executing documents, certificates and records, and the completeness and accuracy as of the date of this opinion letter of the information contained in such documents, certificates and records.

Page 1 - LEGAL OPINION OF DAVIS WRIGHT TREMAINE

Poly Concept, Inc.
April __, 2002
Page 2


This opinion letter is subject to all assumptions, qualifications and limitations that are described in the Legal Opinion Accord of the ABA Section of Business Law (1991) at Section 4 ("Reliance by Opinion Giver on Assumptions"),
Section 14 ("Other Common Qualifications") and Section 19 ("Specific Legal Issues").

The law covered by the opinions expressed in this letter is limited to the State of Oregon and additionally to Delaware corporate law with respect to Kinetics Holdings Corporation and California corporate law with respect to Kinetics Fluid Systems, Inc. We express no opinion with respect to the laws, regulations or ordinances of any county, municipality or other local governmental agency.

As used in this opinion letter, the expression "to our knowledge" or expressions of like import means the conscious awareness of facts or other information by Timothy M. Dozois or Charmin B. Shiely, who have represented the Kinetics Companies in negotiation and preparation of the Transaction Documents. It does not include information that might be revealed if there were to be undertaken a canvass of all lawyers in all of our offices or a review of all of our files. Except as otherwise set forth in this letter, we have not reviewed any agreements, orders, writs, judgments or decrees or made any inquiry of the Kinetics Companies.

Based upon and subject to the foregoing, we are of the opinion that:

        1. The Kinetics Companies are corporations duly incorporated and validly existing under the laws of their respective states of incorporation. Each has the corporate power and corporate authority to own and operate its properties and assets and, to our knowledge, to engage in the business that it now carries on.

        2. The Kinetics Companies have the corporate power and authority to enter into and perform their respective obligations under the Transaction Documents. The execution, delivery and performance of the obligations under the Transaction Documents have been duly authorized by all necessary corporate action on the part of each of the Kinetics Companies and each Transaction Document has been duly executed and delivered by each of the Kinetics Companies that is a party to the particular Transaction Document.

        3. Execution and delivery by the Kinetics Companies and performance of their respective agreements in the Transaction Documents do not (i) violate the Kinetics Companies' respective articles of incorporation or by-laws, (ii) to our knowledge, breach or result in a default under any existing material obligation of the Kinetics Companies under any indenture, mortgage, contract or other agreement to which any of the Kinetics Companies is a party, or (iii) to our knowledge, breach or otherwise violate any existing material obligation of any of the Kinetics Companies under any court or administrative order, writ, judgment or decree that names a Kinetics Company and is specifically directed to it or its property.

Page 1 - LEGAL OPINION OF PRESTON GATES & ELLIS

Poly Concept, Inc.
April __, 2002
Page 3


This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect a legal analysis or conclusion or an information confirmation in this opinion letter.

This opinion letter may be relied upon by you only in connection with the transaction described in the initial paragraph of this opinion letter and may not be used or relied upon by you for any other purpose or by any other person for any purpose whatsoever without, in each instance, our prior written consent.

Very truly yours,





Page 3 - LEGAL OPINION OF DAVIS WRIGHT TREMAINE